Filed pursuant to Rule 424(b)(3)
Registration No. 333-170166

PROSPECTUS

Gentiva Health Services, Inc.

Offer to Exchange

11.5% Senior Notes due 2018

For a Like Principal Amount of

New 11.5% Senior Notes due 2018

Gentiva Health Services, Inc. is offering to exchange up to $325,000,000 aggregate principal amount of registered 11.5% Senior Notes due 2018, or the “New Notes,” for a like principal amount of its outstanding, unregistered 11.5% Senior Notes due 2018, or the “Original Notes.” The terms of the New Notes are substantially identical to the terms of the Original Notes, except that the New Notes are registered under the Securities Act of 1933, as amended, or the “Securities Act,” and the transfer restrictions and registration rights and related additional interest provisions applicable to the Original Notes do not apply to the New Notes. The New Notes will represent the same debt as the Original Notes, and we will issue the New Notes under the same indenture.

Terms of the Exchange Offer

•	All Original Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for New Notes.

•	You may withdraw tendered Original Notes at any time prior to the expiration of the tender offer.

•	The exchange of the Original Notes for the New Notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on December 16, 2010, unless extended.

The New Notes

•	The New Notes will be our unsecured senior obligations.

•	Our obligations under the New Notes will be guaranteed on a senior basis by substantially all of our existing and future subsidiaries that guarantee our senior secured credit facilities.

•

The New Notes and the guarantees will rank equal in right of payment to all of our and the Guarantors’ existing and future unsubordinated indebtedness and senior in right of payment to any of our and the Guarantors’ existing and future subordinated indebtedness. The New Notes and the guarantees will be effectively subordinated to our and the Guarantors’ existing and future secured indebtedness, including our secured credit facilities, to the extent of the value of the assets securing such indebtedness, and will be structurally subordinated to all obligations of any of our future subsidiaries that do not guarantee the New Notes.

•	No public market currently exists for the New Notes, and we do not intend to apply for listing on any securities exchange or to arrange for them to be quoted on any quotation system.

See “Risk Factors” beginning on page 8 for a discussion of matters that should be considered in connection with the exchange offer.

Each broker-dealer that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. For a period of 180 days after the expiration of this exchange offer, we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 18, 2010

You should rely only on the information contained in this prospectus and in any other written communication authorized by us. We have not authorized anyone to provide you with different information, whether orally or in writing. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date printed on the front of this prospectus.

In this prospectus, the term “Gentiva” refers to Gentiva Health Services, Inc.; the term “Guarantors” refers to those subsidiaries of Gentiva that guarantee the New Notes and the Original Notes; “we,” “us” and “our” refer to Gentiva and its subsidiaries (including the Guarantors); and “Notes” refers to the Original Notes and the New Notes collectively.

INFORMATION INCORPORATED BY REFERENCE

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available to you without charge upon written or oral request to:

Gentiva Health Services, Inc.

3350 Riverwood Parkway, Suite 1400

Atlanta, Georgia 30339-3314

Attention: John N. Camperlengo, Esq.

Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than December 9, 2010. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended.

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” some of the documents that we file with it into this prospectus. This means that we can disclose important business, financial and other information to you by referring you to those documents, and the information incorporated by reference is considered to be part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. The following documents are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the year ended January 3, 2010, filed with the SEC on March 17, 2010;

•	Our Definitive Proxy Statement filed with the SEC on April 5, 2010 in connection with our 2010 Annual Meeting of Stockholders;

•	Our Quarterly Reports on Forms 10-Q for the quarters ended April 4, 2010, July 4, 2010 and October 3, 2010, filed with the SEC on May 13, 2010, July 30, 2010 and November 12, 2010, respectively; and

•

Our Current Reports on Form 8-K and/or Form 8-K/A filed with the SEC on January 12, 2010, January 28, 2010, March 3, 2010, May 6, 2010, May 19, 2010, May 24, 2010, July 7, 2010, July 14, 2010, August 4, 2010, August 5, 2010, August 12, 2010, August 17, 2010, October 19, 2010 and October 20, 2010 (not including any information furnished under Item 2.02, 7.01 or 9.01 of any such Form 8-K or Form 8-K/A).

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (not including any information furnished under Item 2.02, 7.01 or 9.01 of Form 8-K and any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein) prior to the termination of the offering (including any such document filed by us after the filing and prior to the effectiveness of this registration statement) will be deemed to be incorporated herein by reference and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. This prospectus is part of a registration statement that we filed with the SEC, and it does not contain all the information contained in the registration statement and the exhibits to the registration statement. For further information with respect to us, we refer you to the registration statement and to the exhibits to the registration statement. You may read and copy the reports, statements and other information that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., in Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

We also make available free of charge on or through our Internet website, http://www.gentiva.com under “Investors”, all of the annual, quarterly and special reports, proxy statements, Section 16 insider reports on Form 3, Form 4 and Form 5 and amendments to these reports and other information we file with the SEC. Additionally, our board committee charters, code of business conduct and ethics, code of ethics for senior financial officers and corporate governance guidelines are available on our website and in print to any stockholder who requests them. The reference to our website address does not constitute incorporation by reference of the information contained in the website and should not be considered part of this prospectus or the registration statement of which this prospectus forms a part.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain forward-looking statements based on our current expectations, assumptions, and estimates about us and our industry. These forward-looking statements involve risks and uncertainties. Words such as “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. All statements other than statements of historical facts, including, among others, statements regarding our future financial position, business strategy, projected levels of growth, projected costs and projected financing needs, are forward-looking statements. These forward-looking statements are based on our current expectations, are not guarantees of future performance and are subject to a number of risks, uncertainties, assumptions and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those anticipated in such forward-looking statements. Important factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to:

•	general economic and business conditions;

•	demographic changes;

•	changes in, or failure to comply with, existing governmental laws and regulations;

•	impact of recently passed healthcare reform legislation and its subsequent implementation through government regulations;

•	changes in Medicare, Medicaid and commercial payer reimbursement levels;

•	effects of competition in the markets in which we operate;

•	liability and other claims asserted against us;

•	ability to attract and retain qualified personnel;

•	availability and terms of capital;

•	loss of significant contracts or reduction in revenues associated with major payer sources;

•	ability of customers to pay for services;

•	business disruption due to natural disasters, pandemic outbreaks or terrorist acts;

•	ability to successfully integrate the operations of Odyssey HealthCare, Inc. and other acquisitions we may make and achieve expected synergies and operational efficiencies within expected time-frames;

•	effect on liquidity of our debt service requirements;

•	changes in estimates and judgments associated with critical accounting policies and estimates;

•	the other factors referenced in this prospectus, including, without limitation, under “Risk Factors”; and

•	other risks detailed from time to time in the reports filed by us with the SEC.

We believe these forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. If any of the foregoing risks or uncertainties materialize, or if any of our underlying assumptions are incorrect, our actual results may differ significantly from the results that we express in or in imply by any of our forward-looking statements. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. Except as required by applicable law, including the securities laws of the United States, and the rules and regulations of the SEC, we do not plan and assume no obligation to publicly update or revise any forward-looking statements contained herein after the date of this prospectus, whether as a result of any new information, future events or otherwise.

SUMMARY

This prospectus summary highlights information contained elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before tendering your Original Notes for the New Notes. Before making an investment decision, you should read the entire prospectus and the information incorporated by reference in this prospectus carefully, including our consolidated financial statements and related notes and risk factors included in our most recently filed Form 10-K, Forms 10-Q and the pro forma financial information included in our Current Report on Form 8-K/A filed with the SEC on October 20, 2010, in each case as updated or supplemented by subsequent periodic reports that we file with the SEC.

Our Company

Following our acquisition of Odyssey HealthCare, Inc. (“Odyssey”) on August 17, 2010, which is described in greater detail below, we became the largest combined home health and hospice services provider in the United States based on revenue. We conduct direct home nursing and therapy services operations through licensed and Medicare-certified agencies at approximately 340 locations in 39 states. We generate our revenues through reimbursement sources that include government programs, such as Medicare and Medicaid, and private sources, such as health insurance plans, managed care organizations, long term care insurance plans and personal funds.

Our home health services include skilled nursing; skilled rehabilitation services, including physical, occupational and speech therapy; and social work, nutrition, disease management education, home health aide and homemaker services. Our direct home nursing and therapy services operations also deliver services to our customers through focused specialty programs, which include Gentiva Orthopedics, Gentiva Safe Strides®, Gentiva Cardiopulmonary, Gentiva Senior Health and Gentiva Neurorehabilitation. Additionally, through our Rehab Without Walls® unit, we provide home and community-based neurorehabilitation therapies for patients with traumatic brain injury, cerebrovascular accident injury and acquired brain injury, as well as a number of other complex rehabilitation cases. We also provide consulting services to home health agencies, including operational support, billing and collection activities, and on-site agency support and consulting.

Our acquisition of Odyssey significantly expanded the footprint of our hospice services, and we now provide hospice care through approximately 100 Medicare-certified hospice programs in 30 states. Our hospice services programs provide healthcare services and products needed by terminally ill hospice patients and their families through the use of interdisciplinary teams. Depending on his or her needs, each hospice patient is assigned a team composed of a physician, nurse(s), home health aide(s), medical social worker(s), chaplain, dietary counselor and bereavement coordinator, as well as other care professionals. We provide hospice services primarily in the patient’s home or other residence, such as an assisted living facility, a nursing home or a hospital.

Hospice services are typically paid for through the Medicare hospice benefit, which covers virtually all expenses related to caregiving, medical equipment, supplies and drugs for Medicare beneficiaries who are hospice-appropriate and elect to receive hospice care.

Odyssey Acquisition

On August 17, 2010 (the “Closing Date”), we completed our acquisition of Odyssey pursuant to an Agreement and Plan of Merger, dated as of May 23, 2010 (the “Plan of Merger”), by and among us, our wholly-owned subsidiary, GTO Acquisition Corp. (“Merger Sub”), and Odyssey. On the Closing Date, Merger Sub merged with and into Odyssey with Odyssey continuing as the surviving corporation and as one of our wholly-owned subsidiaries (the “Merger”). Upon consummation of the Merger, each issued and outstanding share of Odyssey common stock was converted into the right to receive $27.00 in cash, without interest. The aggregate amount payable by us to holders of Odyssey’s common stock and holders of stock options and restricted stock units issued under Odyssey’s compensation plans was approximately $964 million (the “Merger Consideration”).

Additionally, on the Closing Date:

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we entered into a new senior secured credit agreement, which provides for a $200 million term loan A facility (“Term Loan A”), a $550 million term loan B facility (“Term Loan B” and, together with Term Loan A, the “Term Loans”) and a $125 million revolving credit facility (the “Revolving Facility” and, together with the Term Loans, the “Senior Secured Credit Facilities”), each of which is guaranteed jointly and severally by substantially all of our wholly-owned domestic subsidiaries, including Odyssey and its subsidiaries, and is secured by a first-priority security interest in substantially all of our and the Guarantors’ existing and future assets; and

•	we completed our issuance of the Original Notes.

We used a combination of cash on hand and the proceeds from the Term Loans, the Original Notes and a portion of the Revolving Facility to pay the Merger Consideration, repay all amounts outstanding under Odyssey’s then existing credit facility, which was then terminated, and repay all amounts outstanding under our then existing credit facility (as amended, the “Original Facility”). On the Closing Date, we terminated the Original Facility, together with all other agreements and instruments ancillary thereto.

The Merger, our entering into the Senior Secured Credit Facilities, our issuance of the Original Notes, the payment of the related fees and expenses in respect of each of the foregoing, and the repayment of Odyssey’s then existing credit facility and the Original Facility on the Closing Date are referred to in this prospectus collectively as the “Transactions”. For more information regarding the Transactions, please see “Where You Can Find More Information” on page iii.

Certain Information About Us in This Prospectus

Gentiva Health Services, Inc. was incorporated under the laws of the State of Delaware on August 6, 1999. Our principal executive offices are located at 3350 Riverwood Parkway, Suite 1400, Atlanta, Georgia 30339- 3314, and our telephone number is (770) 951-6450. We maintain a website at http://www.gentiva.com. Information contained or linked on our website is not a part of this prospectus.

Summary Terms of the Exchange Offer

The following is a summary of the terms of the exchange offer. For a more complete description of the exchange offer, see “Exchange Offer.”

Background	On August 17, 2010, in connection with, and as part of the financing for, our acquisition of Odyssey, we completed a private placement of $325,000,000 aggregate principal amount of the Original Notes. In connection with that private placement, we entered into a registration rights agreement pursuant to which we agreed to complete a registered exchange offer for the Original Notes.

The Exchange Offer	We are offering to exchange the New Notes, which have been registered under the Securities Act, for a like principal amount of the outstanding, unregistered Original Notes. You may tender Original Notes only in integral multiples of $1,000 principal amount. See “The Exchange Offer—Terms of the Exchange Offer.”

Expiration of the Exchange Offer	The exchange offer will expire at 5:00 p.m., New York City time, on December 16, 2010, or a later date and time to which we may extend it. We do not currently intend to extend the expiration of the exchange offer. See “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Withdrawal of Tender	You may withdraw your tender of Original Notes in the exchange offer at any time before the expiration of the exchange offer. Any Original Notes not accepted for exchange for any reason will be returned to you at no charge promptly after the expiration or termination of the exchange offer. See “The Exchange Offer—Withdrawal of Tenders.”

Exchange Date	The date of acceptance for exchange of the Original Notes is the exchange date, which will be as soon as practicable following the expiration date of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer.”

Issuance of New Notes	We will issue New Notes in exchange for those Original Notes tendered and accepted in the exchange offer promptly following the exchange date. See “The Exchange Offer—Terms of the Exchange Offer.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may assert or waive. See “Exchange Offer—Conditions.”

Procedures for Tendering Outstanding Original Notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding Original Notes (unless the tender of Original Notes is made in book entry form) and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. See “Exchange Offer—Procedures for Delivery.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you want to tender Original Notes in the exchange offer, then you should contact the registered owner promptly, and instruct the registered holder to tender the Original Notes on your behalf. If you wish to tender your Original Notes in the exchange offer on your own behalf, then you must, before completing and executing the letter of transmittal and delivering your Original Notes, either make appropriate arrangements to register ownership of the Original Notes in your name, or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See “Exchange Offer—Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your Original Notes, and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed prior to the expiration date, then you may tender your Original Notes under the procedures described under “Exchange Offer—Guaranteed Delivery Procedures.”

Resales	Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the New Notes will generally be freely transferable by holders after the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act, if:

•	you are not one of our “affiliates” as defined in Rule 405 under the Securities Act;

•	you are acquiring the New Notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution of the New Notes.

If you are our affiliate, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the New Notes, or are not acquiring the New Notes in the ordinary course of your business, you will not be able to rely on the interpretations of the staff of the SEC, will not be permitted to tender Original Notes in the exchange offer and, in the absence of any exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes.

Our belief that transfers of New Notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

If you are a broker-dealer and receive New Notes for your own account in exchange for Original Notes that you acquired as a result of market-making or other trading activity, you must acknowledge that you will deliver this prospectus in connection with any resale of the New Notes. See “Plan of Distribution.”

We do not intend to list the New Notes on any securities exchange or for quotation on an automated dealer quotation system. Accordingly, there can be no assurance that a market for the New Notes will develop upon completion of the exchange offer or, if developed, that any such market will be sustained or liquid.

Consequences if You Do Not Exchange Original Notes	Original Notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell such Original Notes:

•	except pursuant to an exemption from the registration requirements of the Securities Act;

•	unless the Original Notes are registered under the Securities Act; or

•	if neither such exemption or registration is required by law.

Except in limited circumstances, upon completion of the exchange offer, we will no longer have an obligation to register the Original Notes under the Securities Act. See “Risk Factors—If you do not exchange your Original Notes, they may be difficult to resell.”

Use of Proceeds	We will not receive any proceeds from the issuance of the New Notes in the exchange offer. See “Use of Proceeds.”

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer.

Certain Tax Considerations	The exchange pursuant to the exchange offer will not be a taxable event for U.S. Federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth in the section entitled “Exchange Offer—Exchange Agent.”

Summary Terms of the New Notes

The summary below describes the principal terms of the New Notes. Please carefully read the “Description of the New Notes” section of this prospectus, which contains a more detailed description of the terms and conditions of the New Notes.

The New Notes will be identical in all material respects to the Original Notes, except that the New Notes:

•	will have been registered under the Securities Act and will not bear restrictive legends or generally be subject to the restrictions on transfer applicable to the Original Notes;

•	will bear a different CUSIP number from the Original Notes;

•	will not be entitled to registration rights; and

•	will not have the right to earn additional interest under circumstances relating to our registration obligations.

Issuer	Gentiva Health Services, Inc.

New Notes Offered	$325,000,000 aggregate principal amount of 11.5% Senior Notes due 2018.

Interest	11.5% per annum, payable semi-annually in arrears on each March 1 and September 1, commencing on March 1, 2011.

Maturity Date	The New Notes will mature on September 1, 2018.

Guarantees	The New Notes will be guaranteed on a senior unsecured basis by substantially all of our existing and future subsidiaries that guarantee indebtedness under our Senior Secured Credit Facilities. See “Description of the New Notes—Guarantees.”

Ranking	The New Notes and the guarantees will be unsecured senior obligations and will rank equal in right of payment with all of our and the Guarantors’ existing and future unsubordinated indebtedness. The New Notes and the guarantees will be senior in right of payment to any of our and the Guarantors’ existing and future indebtedness that is, by its terms, expressly subordinated in right of payment to the New Notes and the guarantees. The New Notes and the guarantees will be effectively subordinated to our and the Guarantors’ secured indebtedness, including under our Senior Secured Credit Facilities, to the extent of the value of the assets securing such indebtedness. The New Notes and the guarantees will be structurally subordinated to all existing and future liabilities, including trade payables, of each of our subsidiaries that do not guarantee the New Notes. See “Description of the New Notes—Ranking.”

As of July 4, 2010, on a pro forma basis for the Transactions, we and the Guarantors would have had approximately $1,105.0 million of total debt, $780.0 million of which would have been secured, and would have had availability for up to $95.0 million of additional borrowings under the Revolving Facility (without taking into account approximately $45.0 million of letters of credit).

For the fiscal year ended January 3, 2010 and the six months ended July 4, 2010, on a pro forma basis for the Transactions, our non-guarantor subsidiaries generated approximately 2.0% and 2.2% of our revenues, respectively, and at July 4, 2010 had approximately $54.0 million of liabilities, including trade payables.

Optional Redemption	We may redeem the Notes, in whole or in part, at any time prior to September 1, 2014 at a price equal to 100% of the principal amount of the New Notes redeemed plus an applicable make-whole premium (as described in “Description of the New Notes—Optional Redemption”), plus accrued and unpaid interest, if any, to the date of redemption. We may redeem the Notes, in whole or in part, at any time on or after September 1, 2014, at the redemption prices listed under “Description of the New Notes—Optional Redemption” plus accrued and unpaid interest, if any, to the date of redemption.

At any time before September 1, 2013, we may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more qualified equity offerings at a redemption price equal to 111.500% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest; provided that:

•	at least 65% of the aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption; and

•	such redemption occurs within 180 days of the date of the closing of any such qualified equity offering.

See “Description of the New Notes—Optional Redemption.”

Change of Control	Upon the occurrence of a change of control, we must offer to purchase the New Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. See “Description of the New Notes—Repurchase at the Option of Holders—Change of Control.”

Certain Covenants	The indenture governing the Notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends or repurchase or redeem capital stock;

•	make certain investments;

•	create liens;

•	enter into certain types of transactions with our affiliates; and

•	sell assets or consolidate or merge with or into other companies.

These and other covenants contained in the indenture are subject to important exceptions and qualifications, which are described under “Description of the New Notes.”

Absence of Public Market for the New Notes	The New Notes will generally be freely transferable but will be a new issue of securities for which there is currently no established market. While the placement agents in the private offering of the Original Notes have advised us that they currently intend to make a market in the New Notes, they are not obligated to do so, and any market making with respect to the New Notes may be discontinued without notice. We do not intend to apply for a listing of the New Notes on any securities exchange or automated dealer quotation system. Accordingly, we cannot assure you that a liquid market for the New Notes will develop or be maintained.

Risk Factors	See “Risk Factors” beginning on page 8 for a discussion of factors you should carefully consider before deciding to exchange your Original Notes for New Notes.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the risk factors contained in our most recent annual report on Form 10-K, as updated or supplemented by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K to the extent filed, each of which is incorporated herein by reference and all other information contained in or incorporated by reference in this prospectus, including our consolidated financial statements and related notes, and unaudited pro forma financial statements before deciding to exchange Original Notes for New Notes. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to Our Indebtedness

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the New Notes.

We are highly leveraged. As of October 3, 2010, our total indebtedness was approximately $1.075 billion. We also had an additional $79.6 million available for borrowing under our Revolving Facility (without taking into account approximately $45.4 million of letters of credit that we have issued).

Our high degree of leverage could have important consequences, including:

•

requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures, and future business opportunities;

•	making it more difficult for us to make payments on the New Notes;

•	increasing our vulnerability to adverse changes in general economic and industry conditions;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions, and general corporate or other purposes; and

•	placing us at a competitive disadvantage compared to our competitors who are less highly leveraged than we are.

Our ability to satisfy our obligations and to reduce our total debt depends on future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow, and future financings may not be able to provide sufficient proceeds, to meet these obligations or to execute our business strategy successfully.

Our debt agreements contain restrictions that will limit our flexibility in operating our business.

Our Senior Secured Credit Facilities and the indenture governing the Notes contain various covenants that limit our and our subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on, repurchase, or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens;

•	consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

In addition, our Senior Secured Credit Facilities require us to satisfy and maintain specified financial ratios and other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those ratios and tests. A breach of any of these covenants or failure to maintain or satisfy a financial ratio or test could result in a default under one or more of these agreements. Upon the occurrence of an event of default under our Senior Secured Credit Facilities, the lenders could elect to declare all amounts outstanding thereunder to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under our Senior Secured Credit Facilities could proceed against the collateral granted to them to secure that indebtedness. If the lenders under our Senior Secured Credit Facilities accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our Senior Secured Credit Facilities as well as our unsecured indebtedness, including the New Notes.

Despite our high indebtedness, we and our subsidiaries may still be able to incur additional amounts of debt, which could increase the risks associated with our substantial indebtedness.

Under the terms of our Senior Secured Credit Facilities and the indenture governing the Notes, we and our subsidiaries may be able to incur additional indebtedness in the future. In addition, as of October 3, 2010, we had $79.6 million available for borrowing under our Revolving Facility (without taking into account approximately $45.4 million of letters of credit that we have issued). These borrowings and any other secured indebtedness permitted under agreements governing our indebtedness would be effectively senior to the New Notes and the guarantees to the extent of the assets securing such indebtedness. If new debt is added to our and our subsidiaries’ existing debt levels, the related risks that we now face would increase.

Risks Related to the New Notes and the Exchange Offer

Your right to receive payments on the New Notes is effectively junior to those lenders who have a security interest in our and our subsidiaries’ assets.

Our obligations under the New Notes and our Guarantors’ obligations under their guarantees of the New Notes are unsecured, but our obligations under our Senior Secured Credit Facilities and each guarantor’s obligations under their respective guarantees of the Senior Secured Credit Facilities are secured by a security interest in substantially all of our domestic tangible and intangible assets, including the stock of substantially all of our wholly-owned U.S. subsidiaries. If we are declared bankrupt or insolvent, or if we default under our Senior Secured Credit Facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the New Notes, even if an event of default exists under the indenture at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any guarantor of the New Notes, then that guarantor will be released from its guarantee of the New Notes automatically and immediately upon such sale. Accordingly, the lenders under our Senior Secured Credit Facilities will have a prior claim on our and the Guarantors’ assets. In any such event, because the New Notes will not be secured by any of our assets or the equity interests in the Guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully.

As of October 3, 2010, we had $750.0 million of senior secured indebtedness, all of which was indebtedness under our Senior Secured Credit Facilities and which did not include availability of approximately $79.6 million under our Revolving Facility, all of which would be secured if borrowed (without taking into account approximately $45.4 million of letters of credit that we have issued). The indenture governing the Notes permits the incurrence of substantial additional indebtedness by us and our restricted subsidiaries in the future, including senior secured indebtedness.

The New Notes will be structurally junior to indebtedness of our non-guarantor subsidiaries.

You will not have any claim as a creditor against any of our non-guarantor subsidiaries, and indebtedness and other liabilities, including trade payables, of those subsidiaries will effectively be senior to your claims against those subsidiaries. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the New Notes. At July 4, 2010, our non-guarantor subsidiaries had approximately $54.0 million of outstanding liabilities, including trade payables.

We may not be able to generate sufficient cash to service all of our indebtedness, including the New Notes.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, and other factors beyond our control, including the levels of Medicare, Medicaid and private health insurance reimbursement rates. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the New Notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital, or restructure or refinance our indebtedness, including the New Notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our Senior Secured Credit Facilities and the indenture governing the Notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the New Notes.

Any default under the agreements governing our indebtedness, including a default under our Senior Secured Credit Facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the New Notes and substantially decrease the market value of the New Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our Senior Secured Credit Facilities), we could be in default under the terms of the agreements governing such indebtedness, including our Senior Secured Credit Facilities and the indenture governing the Notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our Senior Secured Credit Facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our Senior Secured Credit Facilities to avoid being in default. If we breach our covenants under our Senior Secured Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Senior Secured Credit Facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may be unable to purchase the New Notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding New Notes and any outstanding Original Notes, at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the New Notes and any outstanding Original Notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets, or sales of equity. We may not be able to repurchase the New Notes upon a change of control because we may not have sufficient financial resources to purchase all of the New Notes and any outstanding Original Notes that are tendered upon a change of control. Further, we are contractually restricted under the terms of our Senior Secured Credit Facilities from repurchasing all of the New Notes tendered by holders upon a change of control. The Senior Secured Credit Facilities also provide that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions. Accordingly, we may not be able to satisfy our obligations to purchase the New Notes unless we are able to refinance or obtain waivers under our Senior Secured Credit Facilities. Our failure to repurchase the New Notes and any outstanding Original Notes upon a change of control would cause a default under the indenture governing the Notes and a cross default under our Senior Secured Credit Facilities.

Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may be required to return payments received from us or the Guarantors.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the Notes and the incurrence of any guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the New Notes or guarantees as to us or any of the Guarantors, as applicable, could be voided as a fraudulent transfer or conveyance if (1) we or any of the Guarantors, as applicable, issued the Notes or incurred the guarantees with the intent of hindering, delaying, or defrauding creditors or (2) we or any of the Guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the New Notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the Guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the Notes or the incurrence of the guarantees;

•	the issuance of the Notes or the incurrence of the guarantees left us or any of the Guarantors, as applicable, with an unreasonably small amount of capital to carry on the business; or

•	we or any of the Guarantors, as applicable, intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature.

If a court were to find that the issuance of the Notes or the incurrence of the guarantees was a fraudulent transfer or conveyance as to us or any of the Guarantors, as applicable, the court could void our payment obligations or those of the applicable Guarantor under the Notes or such guarantee or subordinate the Notes or such guarantee to presently existing and future indebtedness of ours or of the related Guarantor, or require the holders of the New Notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the New Notes. In addition, each guarantee contains a provision intended to limit the Guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent conveyance. This provision may not be effective to protect the guarantees from being voided under fraudulent conveyance laws, or may eliminate the Guarantor’s obligations or reduce the Guarantor’s obligations to an amount that effectively makes the guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees. Further, the voidance of the Notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not we or the Guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be subordinated to our or any of our Guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

An active public market may not develop for the New Notes, and you may not be able to resell your New Notes.

The New Notes are a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange or to seek approval for quotations through any automated quotation system. The initial purchasers of the Original Notes have advised us that they intend to make a market in the New Notes, but the initial purchasers are not obligated to do so. The initial purchasers may discontinue any market making in the New Notes at any time in their sole discretion. We therefore cannot assure you that:

•	a liquid market for the New Notes will develop;

•	you will be able to sell your New Notes; or

•	you will receive any specific price upon any sale of the New Notes.

We also cannot assure you as to the level of liquidity of the trading market, if one develops, for the New Notes. If a public market for the New Notes does develop, the New Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. If no active trading market develops, you may not be able to resell your New Notes at their fair market value or at all.

The market price for the New Notes may be volatile.

Historically, the market for non-investment grade indebtedness has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. The market for the New Notes, if any, may be subject to similar disruptions. Any such disruptions may materially adversely affect you as a holder of the New Notes.

A downgrade or withdrawal of the rating of the New Notes may cause their trading price to fall.

We expect that the New Notes will initially be rated below an “investment grade” rating. This may result in a reduced pool of potential purchasers for the New Notes because some investors will not purchase debt securities that are not rated in an investment grade category. A security rating is not a recommendation to buy, sell or hold securities, and the rating agencies may change or withdraw the ratings assigned to the New Notes in their sole discretion at any time. A downgrade or withdrawal of a rating, or the announcement of a possible downgrade or withdrawal, may cause the trading price of the New Notes to decline significantly.

If you do not exchange your Original Notes, they may be difficult to resell.

It may be difficult for you to sell Original Notes that are not exchanged in the exchange offer or that we do not accept for exchange, since any Original Notes not exchanged will continue to be subject to the restrictions on transfer described in the legend on the global security representing the outstanding Original Notes. These restrictions on transfer exist because we issued the Original Notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the Original Notes that are not exchanged for New Notes will remain restricted securities. Accordingly, those Original Notes may not be offered or sold unless registered under the Securities Act and applicable state securities laws or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

You may not receive the New Notes in the exchange offer if the exchange offer procedures are not properly followed.

We will issue the New Notes in exchange for your Original Notes only if you properly tender the Original Notes before expiration of the exchange offer. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of the Original Notes for exchange. If you are the beneficial holder of Original Notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such Notes in the exchange offer, then you should promptly contact the person through whom your Original Notes are held and instruct that person to tender your Original Notes on your behalf.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act, and any profit on the resale of the New Notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires New Notes in the exchange offer for its own account in exchange for Original Notes that it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the New Notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

Risks Related to Our Business and Industry

We may not be able to successfully integrate Odyssey and other businesses that we may acquire in the future with Gentiva.

Our ability to successfully implement our business plan and achieve targeted financial results is dependent on our ability to successfully integrate Odyssey and other businesses that we may acquire in the future with Gentiva. The process of integrating Odyssey, or any other acquired businesses, involves risks. These risks include, but are not limited to:

•	demands on management related to the significant increase in the size of our business;

•	diversion of management’s attention from the management of daily operations;

•	difficulties in the assimilation of different corporate cultures and business practices;

•	difficulties in conforming the acquired company’s accounting policies to ours;

•

retaining employees that may be vital to the integration of departments, information technology systems, including accounting systems, technologies, books and records, and procedures, and maintaining uniform standards, such as internal accounting controls, procedures, and policies; and

•	costs and expenses associated with any undisclosed or potential liabilities.

Failure to successfully integrate Odyssey, or any other acquired businesses, may result in reduced levels of revenue, earnings, or operating efficiency than might have been achieved if we had not acquired such businesses.

In addition, the Merger has resulted, and any future acquisitions could result, in the incurrence of additional debt and related interest expense, contingent liabilities, and amortization expenses related to intangible assets, which could have a material adverse effect on our financial condition, operating results, and cash flow.

We may not be able to achieve the benefits that we expect to realize as a result of the Merger or other future acquisitions. Failure to achieve such benefits could have an adverse effect on our financial condition and results of operations.

We may not be able to realize anticipated cost savings, revenue enhancements, or other synergies from the Merger or other future acquisitions, either in the amount or within the time frame that we expect. In addition, the costs of achieving these benefits may be higher than, and the timing may differ from, what we expect. Our ability to realize anticipated cost savings, synergies, and revenue enhancements may be affected by a number of factors, including, but not limited to, the following:

•	the use of more cash or other financial resources on integration and implementation activities than we expect;

•	increases in other expenses unrelated to the acquisition, which may offset the cost savings and other synergies from the acquisition;

•	our ability to eliminate duplicative back office overhead and redundant selling, general, and administrative functions; and

•	our ability to avoid labor disruptions in connection with any integration, particularly in connection with any headcount reduction.

Specifically, while we expect the acquisition of Odyssey to create significant opportunities to reduce our combined operating costs, these cost savings reflect estimates and assumptions made by our management, and it is possible that our actual results will not reflect these estimates and assumptions within our anticipated timeframe or at all.

If we fail to realize anticipated cost savings, synergies, or revenue enhancements, our financial results may be adversely affected, and we may not generate the cash flow from operations that we anticipate.

Our growth strategy may not be successful.

The future growth of our business and our future financial performance will depend on, among other things, our ability to increase our revenue base through a combination of internal growth and strategic ventures, including acquisitions. Future revenue growth cannot be assured, as it is subject to various risk factors, including:

•	our ability to achieve anticipated operational benefits, including leveraging referral sources;

•	the effects of competition;

•	pending initiatives concerning the levels of Medicare, Medicaid and private health insurance reimbursement and uncertainty concerning reimbursements in the future;

•	our ability to generate new and retain existing contracts with major payer sources;

•	our ability to attract and retain qualified personnel, especially in a business environment experiencing a shortage of clinical professionals;

•	our ability to identify, negotiate and consummate desirable acquisition opportunities on reasonable terms;

•	our ability to integrate effectively and retain the business acquired by us through acquisitions we have made or may make; and

•	the requirement for obtaining certificates of need.

An element of our growth strategy is expansion of our business by developing new hospice programs in new markets and growth in our existing markets. This aspect of our growth strategy may not be successful, which could adversely impact our growth and profitability. We cannot assure you that we will be able to:

•	identify markets that meet our selection criteria for new hospice programs;

•	hire and retain a qualified management team to operate each of our new hospice programs;

•	manage a large and geographically diverse group of hospice programs;

•	become Medicare and Medicaid certified in new markets;

•	generate sufficient hospice admissions in new markets to operate profitably in these new markets; or

•	compete effectively with existing programs in new markets.

According to the Medicare Payment Advisory Commission (“MedPAC”), an estimated 35% of hospice programs in the United States are not-for-profit programs. Accordingly, it is likely that a number of acquisition opportunities may involve hospices operated by not-for-profit entities. In recent years, several states have increased review and oversight of transactions involving the sale of healthcare facilities and businesses by not-for-profit entities. Although the level of review varies from state to state, the current trend is to provide for increased governmental review, and in some cases approval, of transactions in which a not-for-profit entity sells a healthcare facility or business. This increased scrutiny may increase the difficulty in completing, or prevent the completion of acquisitions in some states in the future.

Competition among home healthcare and hospice companies is intense.

The home health and hospice services industry is highly competitive. We compete with a variety of other companies in providing home health services and hospice services, some of which may have greater financial and other resources and may be more established in their respective communities. Competing companies may offer newer or different services from those offered by us and may thereby attract customers who are presently receiving our home health or hospice services.

In many areas in which our home health and hospice programs are located, we compete with a large number of organizations, including:

•	community-based home health and hospice providers;

•	national and regional companies;

•	hospital-based hospice and palliative care programs;

•	nursing homes; and

•	home health agencies.

Some of our current and potential competitors have or may obtain significantly greater financial and marketing resources than us. Various healthcare companies have diversified into the hospice market. For example, a few large healthcare providers, including Golden Living (formerly Beverly Enterprises, Inc.) and Manor Care, Inc., have entered the hospice business directly or through affiliates. Relatively few barriers to entry exist in our local markets. Accordingly, other companies, including hospitals and other healthcare organizations that are not currently providing hospice care, may expand their services to include hospice care or similar services. We may encounter increased competition in the future that could negatively impact patient referrals to us, limit our ability to maintain or increase our market position and adversely affect our profitability.

If we are unable to maintain relationships with existing patient referral sources or to establish new referral sources, our growth and profitability could be adversely affected.

Our success is heavily dependent on referrals from physicians, nursing homes, assisted living facilities, adult care centers, hospitals, managed care companies, insurance companies and other patient referral sources in the communities that our home health and hospice locations serve, as well as on our ability to maintain good relations with these referral sources. Our referral sources are not contractually obligated to refer home health or hospice patients to us and may refer their patients to other home health or hospice care providers, or not at all. Our growth and profitability depends significantly on our ability to provide good patient and family care, to establish and maintain close working relationships with these patient referral sources and to increase awareness and acceptance of hospice care by our referral sources and their patients. We cannot assure you that we will be able to maintain our existing referral source relationships or that we will be able to develop and maintain new relationships in existing or new markets. Our loss of existing relationships or our failure to develop new relationships could adversely affect our ability to expand our operations and operate profitably. Moreover, we cannot assure you that awareness or acceptance of hospice care will increase.

Many states have certificate of need laws or other regulatory provisions that may adversely impact our ability to expand into new markets and thereby limit our ability to grow and to increase our net patient service revenue.

Many states have enacted certificate of need laws that require prior state approval to open new healthcare facilities or expand services at existing facilities. Those laws require some form of state agency review or approval before a hospice may add new services or undertake significant capital expenditures. New York has additional barriers to entry. New York places restrictions on the corporate ownership of hospices. Accordingly, our ability to operate in New York is restricted. These laws could adversely affect our ability to expand into new markets and to expand our services and facilities in existing markets.

The cost of healthcare is funded substantially by government and private insurance programs. If this funding is reduced or becomes limited or unavailable to our customers, our business may be adversely impacted.

Third-party payers include Medicare, Medicaid and private health insurance providers. Third-party payers are increasingly challenging prices charged for healthcare services. We cannot assure you that our services will be considered cost-effective by third-party payers, that reimbursement will be available or that payer reimbursement policies will not have a material adverse effect on our ability to sell our services on a profitable basis, if at all. We cannot control reimbursement rates, including Medicare market basket or other rate adjustments. On March 23, 2010, the President signed into law the Patient Protection and Affordable Care Act, and, on March 30, 2010, the President signed into law the Health Care and Education Reconciliation Act of 2010 (collectively the “Health Care Reform Act”). The Health Care Reform Act mandates important changes to reimbursement for home health and hospice, including reductions in reimbursement levels. See “— Risks Related to Healthcare Regulation.” On November 2, 2010, Centers for Medicare & Medicaid Services (“CMS”) announced final changes to Medicare home health payments for calendar year 2011 representing a net decrease in reimbursement of approximately 4.89 percent. The changes consist of (i) a 2.1 percent positive market basket update, (ii) a 1.0 percent reduction to the market basket update as directed by healthcare reform, (iii) a 2.5 percent reduction in the base rate to reverse the 2010 benefit resulting from changes in the home health outlier policy, (iv) a case mix creep adjustment of 3.79 percent, and (v) fractional benefits resulting from the rural add-on provision and wage index updates. In addition, CMS had initially proposed an additional fifth year case mix creep adjustment of 3.79 percent in 2012 and various other changes to promote efficiency in payment and program integrity. The CMS indicated on November 2, 2010 that it has postponed action for the 2012 proposal to allow for further analysis. There can be no assurance these changes will not adversely affect us.

Possible changes in the case-mix of patients, as well as payer mix and payment methodologies, may have a material adverse effect on our profitability.

The sources and amounts of our patient revenues will be determined by a number of factors, including the mix of patients and the rates of reimbursement among payers. Changes in the case-mix of the patients as well as payer mix among private pay, Medicare and Medicaid may significantly affect our profitability. In particular, any significant increase in our Medicaid population or decrease in Medicaid payments could have a material adverse effect on our financial position, results of operations and cash flow, especially if states operating these programs continue to limit, or more aggressively seek limits on, reimbursement rates or service levels.

Further consolidation of managed care organizations and other third-party payers may adversely affect our profits.

Managed care organizations and other third-party payers have continued to consolidate in order to enhance their ability to influence the delivery of healthcare services. Consequently, the healthcare needs of a large percentage of the United States population are increasingly served by a smaller number of managed care organizations. These organizations generally enter into service agreements with a limited number of providers for needed services. To the extent that such organizations terminate us as a preferred provider and/or engage our competitors as preferred or exclusive providers, our business could be adversely affected. In addition, private payers, including managed care payers, could seek to negotiate additional discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk through prepaid capitation arrangements, thereby potentially reducing our profitability.

The healthcare industry continues to experience shortages in qualified home health service employees and management personnel.

We compete with other healthcare providers for our employees, both clinical associates and management personnel. As the demand for home health services and hospice services continues to exceed the supply of available and qualified staff, we and our competitors have been forced to offer more attractive wage and benefit packages to these professionals. Furthermore, the competitive arena for this shrinking labor market has created turnover as many seek to take advantage of the supply of available positions, each offering new and more attractive wage and benefit packages.

In addition to the wage pressures inherent in this environment, the cost of training new employees amid the turnover rates may cause added pressure on our operating margins.

An economic downturn, state budget pressures, rising unemployment and continued deficit spending by the federal government may result in a reduction in reimbursement and covered services.

An economic downturn can have a detrimental effect on our revenues. Historically, state budget pressures have translated into reductions in state spending. Given that Medicaid outlays are a significant component of state budgets, we can expect continuing cost containment pressures on Medicaid outlays for our services in the states in which we operate. In addition, an economic downturn, coupled with increased unemployment, may also impact the number of enrollees in managed care programs as well as the profitability of managed care companies, which could result in reduced reimbursement rates.

The existing federal deficit, as well as deficit spending by the government as the result of adverse developments in the economy, the war in Iraq and Afghanistan or other reasons, can lead to continuing pressure to reduce government expenditures for other purposes, including government-funded programs in which we participate, such as Medicare and Medicaid. Such actions in turn may adversely affect our results of operations.

We may experience disruption to our business and operations from the effects of natural disasters or terrorist acts.

The occurrence of natural disasters, terrorist acts or “mass illnesses” such as the pandemic flu, and the erosion to our business caused by such an occurrence, may adversely impact our profitability. In the affected areas, our offices may be forced to close for limited or extended periods of time, and we may face the reduced availability of clinical associates.

If an impairment of goodwill or intangible assets were to occur, our earnings would be negatively impacted.

Goodwill and intangible assets represent a significant portion of our assets as a result of acquisitions. Goodwill and intangible assets amounted to $304.1 million and $253.1 million, respectively, at July 4, 2010 and, pro forma for the Transactions, would have amounted to $1,100.4 million and $413.1 million, respectively at July 4, 2010. We have assigned to our reportable business segments the appropriate amounts of goodwill and intangible assets based upon allocations of the purchase prices of individual acquisition transactions. As described in the notes to the financial statements incorporated by reference in this prospectus and in “Unaudited Pro Forma Condensed Consolidated Financial Information,” these assigned values are reviewed on an annual basis or at the time events or circumstances indicate that the carrying amount of an asset may not be recoverable. We performed an impairment test of goodwill in connection with the classification of our home medical equipment and infusion therapy (“HME and IV”) businesses as held for sale. The impairment test indicated that the fair value of those operating units less costs to sell were lower than the carrying value and as such, we recorded a write-down of goodwill of approximately $9.6 million in discontinued operations, net of tax for fiscal 2009. Should business conditions or other factors deteriorate and negatively impact the estimated realizable value of future cash flows of our business segments, we could be required to write off a substantial portion of our assets. Depending upon the magnitude of the write-off, our results of operations could be negatively affected.

If we must write off a significant amount of long-lived assets, our earnings will be negatively impacted.

We have long-lived assets consisting of fixed assets, which include software development costs related to various information technology systems, including a new clinical management system. The net carrying value of fixed assets amounted to $65.3 million at July 4, 2010, which included deferred software developments costs of $33.7 million related to our LifeSmart clinical management system. During fiscal 2009, we began depreciating our clinical management software, on a straight-line basis utilizing a seven year useful life, at the time that the technology became available in a branch for its intended use. We review these amounts on an annual basis or at the time events or circumstances indicate that the carrying amount of an asset may not be recoverable. If a determination that a significant impairment in value of our unamortized long-lived assets occurs, such determination could require us to write off a substantial portion of our assets. Depending upon the magnitude of the write-off, our financial results could be negatively affected.

There are risks of business disruption and cost overruns associated with new business systems and technology initiatives.

During 2010, we expect to continue implementing a new clinical management system for use in our home health business. This system will involve the use of handheld devices by our clinical associates who provide care to our patients. The continued rollout and future development of this system involve substantial costs relating to salaries and benefits and consulting, travel and training costs. Implementation and future development costs in excess of expectations or the failure of new systems and other technology initiatives to operate in accordance with expectations could have a material adverse impact on our financial results and operations.

A prolonged disruption of the capital and credit markets may adversely affect our future access to capital and our cost of capital.

The continued volatility and disruption of the capital and credit markets in the United States have adversely affected the access to capital and increased the cost of capital. We have used the capital and credit markets for liquidity and to execute our business strategies, which include increasing our revenue base through a combination of internal growth and strategic ventures, including acquisitions. We believe that we have adequate capital and liquidity to conduct any foreseeable initiatives that may develop over the near term; however, should current economic and market conditions continue or deteriorate further, our future cost of debt or equity capital and future access to capital markets may be adversely affected. See “—Risks Related to Our Indebtedness.”

We have risks related to obligations under our insurance programs.

We are obligated for certain costs under various insurance programs, including employee health and welfare, workers’ compensation, auto and professional liability. We may be subject to workers’ compensation claims and lawsuits alleging negligence or other similar legal claims. We maintain various insurance programs to cover these risks with insurance policies subject to substantial deductibles and retention amounts. We also may be subject to exposure relating to employment law and other related matters for which we do not maintain insurance coverage. We believe that our present insurance coverage and reserves are sufficient to cover currently estimated exposures; however, should we experience a significant increase in losses resulting from workers’ compensation, professional liability or employee health and welfare claims, the resulting increase in provisions and/or required reserves could negatively affect our profitability.

An adverse ruling against us in certain litigation could have an adverse effect on our financial condition and results of operations.

We are involved in litigation incidental to the conduct of our business currently and from time to time, including three recently filed collective and class action complaints alleging violations by us of the Federal Fair Labor Standards Act and certain state wage and hour laws. The damages claimed against us in certain litigation are substantial.

We cannot assure you that we will prevail in the pending cases. In addition to the possibility of an adverse outcome, such litigation is costly to manage, investigate and defend, and the related defense costs, diversion of management’s time and related publicity may adversely affect the conduct of our business and the results of our operations.

Risks Related to Healthcare Regulation

Federal or state healthcare reform laws could adversely affect our operating results and financial condition.

In March 2010, President Obama signed into law the Health Care Reform Act. This culmination of a year-long legislative process will have a significant impact on the health care delivery system. Much of that impact, specifically as related to home health services and hospice services, is unknown.

The Health Care Reform Act, among other things, sets out a plan for a type of universal healthcare coverage. A number of states, including California, Colorado, Connecticut, Massachusetts, New York and Pennsylvania, are also contemplating significant reform of their health insurance markets. Other states have mounted legal challenges to the implementation of certain aspects of the health care reform bill in their respective states. The Health Care Reform Act, along with possible changes at the state level, will affect both public programs and privately-financed health insurance arrangements. Both the new federal law and the state proposals will increase the number of insured persons by expanding the eligibility levels for public programs and compelling individuals and employers to purchase health coverage. At the same time, these laws seek to reform the underwriting and marketing practices of health plans. These laws could further increase pricing pressure on existing commercial payers. As a result, commercial payers may likely seek to lower their rates of reimbursement for the services we provide. The state proposals are still being debated in various legislatures and the legal challenges to the Health Care Reform Act are in their earliest stages.

The Health Care Reform Act mandates changes to home health and hospice benefits under Medicare. For home health, the Health Care Reform Act mandates creation of a value-based purchasing program, development of quality measures, a decrease in home health reimbursement beginning with federal fiscal year 2014 that will be phased-in over a four-year period, and a reduction in the outlier cap. In addition, the Health Care Reform Act requires the Secretary of Health and Human Services to test different models for delivery of care, some of which would involve home health services. It also requires the Secretary to establish a national pilot program for integrated care for patients with certain conditions, bundling payment for acute hospital care, physician services, outpatient hospital services (including emergency department services), and post-acute care services, which would include home health. The Health Care Reform Act further directs the Secretary to rebase payments for home health, which will result in a decrease in home health reimbursement beginning in 2014 that will be phased-in over a four-year period. The Secretary is also required to conduct a study to evaluate cost and quality of care among efficient home health agencies regarding access to care and treating Medicare beneficiaries with varying severity levels of illness, and provide a report to Congress no later than March 1, 2011. Beginning October 1, 2012, the annual market basket rate increase for hospice providers will be reduced by a formula that could cause payment rates to be lower than in the prior year.

Also included in the Health Care Reform Act are requirements that before certifying a patient for home health services, the certifying physician must document that the physician or a non-physician practitioner under the direction of the physician must have a face-to-face encounter with the patient. CMS announced final regulations on November 2, 2010 that would require a physician, or nurse practitioner, clinical nurse or physician assistant under the direction of the physician, to have a face-to-face encounter with the patient, for the reason that home health is ordered, within 90 days prior to the start of care or within 30 days after the home health start date in order to certify home health services. Beginning January 1, 2011, a hospice physician or nurse practitioner must have a face-to-face encounter with the patient no more than 30 days prior to the patient’s third benefit period recertification and must have a face-to-face encounter with that patient no more than 30 days prior to every subsequent recertification.

Given the recent enactment of the Health Care Reform Act, and taking into account proposed state reforms and possible legal challenges, we cannot predict how our business will be affected by the full implementation of these and future actions. The Health Care Reform Act, in connection with state initiatives, may increase our costs, decrease our revenues, expose us to expanded liability or require us to revise the ways in which we conduct our business, any of which could adversely affect our operating results and financial condition.

Legislative and regulatory actions resulting in changes in reimbursement rates or methods of payment from Medicare and Medicaid, or implementation of other measures to reduce reimbursement for our services, may have a material adverse effect on our revenues and operating margins. Reimbursement to us for our hospice services is subject to Medicare cap amounts, which are calculated by Medicare.

In fiscal 2009, 82% of Gentiva’s total net revenues were generated from Medicare and Medicaid and local government programs and in fiscal 2009, 97% of Odyssey’s net patient service revenue consisted of payments paid primarily on a per diem basis, from the Medicare and Medicaid programs. The healthcare industry is experiencing a trend toward cost containment, as the government seeks to stabilize or reduce reimbursement and utilization rates.

In addition, the timing of payments made under these programs is subject to regulatory action and governmental budgetary constraints. For certain Medicaid programs, the time period between submission of claims and payment has increased. Further, within the statutory framework of the Medicare and Medicaid programs, there are a substantial number of areas subject to administrative rulings and interpretations that may further affect payments made under those programs. Additionally, the federal and state governments may in the future reduce the funds available under those programs or require more stringent utilization and quality reviews of providers. These pressures may be increased as a result of the Health Care Reform Act. Moreover, we cannot assure you that adjustments from regulatory actions or Medicare or Medicaid audits, including the payment of fines or penalties to the federal or state governments, will not have a material adverse effect on our liquidity or profitability.

Overall payments made by Medicare to us for hospice services are subject to cap amounts calculated by Medicare. Total Medicare payments to us for hospice services are compared to the cap amount for the hospice cap period, which runs from November 1 of one year through October 31 of the next year. CMS usually announces the cap amount in the month of July or August in the cap period and not at the beginning of the cap period. We must estimate the cap amount for the cap period before CMS announces the cap amount and are at risk if our estimate exceeds the later announced cap amount. CMS can also make retroactive adjustments to cap amounts announced for prior cap periods. Payments to us in excess of the cap amount must be returned by us to Medicare. On July 23, 2010, CMS announced that the Medicare cap is $23,875 for the 2010 cap year, which is from November 1, 2009 through October 31, 2010. A second hospice cap amount limits the number of days of inpatient care to not more than 20 percent of total patient care days within the cap period.

As part of its review of the Medicare hospice benefit, MedPAC recommended to Congress in its “Report to Congress: Medicare Payment Policy—March 2009” (“2009 MedPAC Report”) that Congress direct the Secretary of Health and Human Services to change the Medicare payment system for hospice to:

•	have relatively higher payments per day at the beginning of a patient’s hospice care and relatively lower payments per day as the length of the duration of the hospice patient’s stay increases;

•	include relatively higher payments for the costs associated with patient death at the end of the hospice patient’s stay; and

•	implement the payment system changes in 2013, with a brief transitional period.

In its 2009 MedPAC Report, MedPAC estimated that these changes would result in a reduction in aggregate payments to for-profit hospices of between 3.2% and 5.0%.

On January 14, 2010 MedPAC voted to recommend that the Congress should reduce the annual market basket update for hospice providers on October 1, 2010 by MedPAC’s adjustment for productivity growth, which is estimated to be 1.3%. In addition, the Health Care Reform Act includes several provisions that would adversely impact hospice providers, including a provision to reduce the annual market basket update for hospice providers by a productivity adjustment. We cannot predict at this time whether the recommendations included in the 2009 MedPAC Report or the recommendation approved by MedPAC on January 14, 2010 will be enacted or whether any additional healthcare reform initiatives will be implemented or whether the Health Care Reform Act or other changes in the administration of governmental healthcare programs or interpretations of governmental policies or other changes affecting the healthcare system will adversely affect our revenues. Further, due to budgetary concerns, several states have considered or are considering reducing or eliminating the Medicaid hospice benefit. Reductions or changes in Medicare or Medicaid funding could significantly reduce our net patient service revenue and our profitability.

On November 2, 2010, CMS announced final changes to Medicare home health payments for calendar year 2011 representing a net decrease in reimbursement of approximately 4.89 percent. The changes consist of (i) a 2.1 percent positive market basket update, (ii) a 1.0 percent reduction to the market basket update as directed by healthcare reform, (iii) a 2.5 percent reduction in the base rate to reverse the 2010 benefit resulting from changes in the home health outlier policy, (iv) a case mix creep adjustment of 3.79 percent, and (v) fractional benefits resulting from the rural add-on provision and wage index updates. In addition, CMS had initially proposed an additional fifth year case mix creep adjustment of 3.79 percent in 2012 and various other changes to promote efficiency in payment and program integrity. The CMS indicated on November 2, 2010 that it has postponed action for the 2012 proposal to allow for further analysis.

Reductions in amounts paid by government programs for our services or changes in methods or regulations governing payments could cause our net patient service revenue and profits to materially decline.

Approximately 35% of our hospice patients reside in nursing homes. Changes in the laws and regulations regarding payments for hospice services and “room and board” provided our hospice patients residing in nursing homes could reduce our net patient service revenue and profitability.

For hospice patients receiving nursing home care under certain state Medicaid programs who elect hospice care under Medicare or Medicaid, the state must pay us, in addition to the applicable Medicare or Medicaid hospice per diem rate, an amount equal to at least 95% of the Medicaid per diem nursing home rate for “room and board” furnished to the patient by the nursing home. We contract with various nursing homes for the nursing homes’ provision of certain “room and board” services that the nursing homes would otherwise provide Medicaid nursing home patients. We bill and collect from the applicable state Medicaid program an amount equal to at least 95% of the amount that would otherwise have been paid directly to the nursing home under the state’s Medicaid plan. Under our standard nursing home contracts, we pay the nursing home for these “room and board” services at 100% of the Medicaid per diem nursing home rate.

Government studies conducted in the last several years have suggested that the reimbursement levels for hospice patients living in nursing homes may be excessive. In particular, the federal government has expressed concern that hospice programs may provide fewer services to patients residing in nursing homes than to patients living in other settings due to the presence of the nursing home’s own staff to address problems that might otherwise be handled by hospice personnel. Because hospice programs are paid a fixed per diem amount, regardless of the volume or duration of services provided, the government is concerned that hospice programs may be increasing their profitability by shifting the cost of certain patient care services to nursing homes.

The reduction or elimination of Medicare payments for hospice patients residing in nursing homes would significantly reduce our net patient service revenue and profitability. In addition, changes in the way nursing homes are reimbursed for “room and board” services provided to hospice patients residing in nursing homes could affect our ability to obtain referrals from nursing homes. A reduction in referrals from nursing homes would adversely affect our net patient service revenue and profitability.

We conduct business in a heavily regulated industry, and changes in regulations and violations of regulations may result in increased costs or sanctions.

Our business is subject to extensive federal, state and, in some cases, local regulation. Compliance with these regulatory requirements, as interpreted and amended from time to time, can increase operating costs or reduce revenue and thereby adversely affect the financial viability of our business. Because these laws are amended from time to time and are subject to interpretation, we cannot predict when and to what extent liability may arise. Failure to comply with current or future regulatory requirements could also result in the imposition of various remedies, including fines, the revocation of licenses or decertification. Unanticipated increases in operating costs or reductions in revenue could adversely affect our liquidity.

The Senate Finance Committee is conducting an inquiry into certain of our practices, and the SEC has commenced an investigation relating to our participation in the Medicare Home Health Prospective Payment System.

In a letter dated May 12, 2010, the United States Senate Finance Committee requested information from us regarding our Medicare utilization rates and amount of therapy services furnished to each beneficiary. The letter was sent to all of the publicly traded home healthcare companies mentioned in a Wall Street Journal article that explored the relationship between CMS home health policies and the utilization rates of some home health agencies. As part of our initial production of documents, on May 26, 2010 the Senate Finance Committee requested supplemental information relating to our compliance program, policies and procedures and billing manuals. We have responded to these requests.

Additionally, on July 13, 2010, the SEC informed us that it has commenced an investigation relating to our participation in the Medicare Home Health Prospective Payment System, and, on July 16, 2010, we received subpoena from the SEC requesting certain documents in connection with its investigation. Similar to the Senate Finance Committee request, the SEC subpoena, among other things, focuses on issues related to the number of and reimbursement received for therapy visits before and after changes in the Medicare reimbursement system, relationships with physicians, compliance efforts including compliance with fraud and abuse laws, and certain documents sent to the Senate Finance Committee. We are in the process of responding to the SEC’s request.

Given the preliminary stage of both the Senate Finance Committee inquiry and the SEC investigation, we are unable to assess the probable outcome or potential liability, if any, arising from either matter. There can be no assurances that we will not experience negative publicity with respect to these matters, that fines or other penalties will not be imposed by the SEC or that an investigation by other governmental agencies may not be initiated for which we could incur fines or other losses as a result, including a reduction in reimbursement for certain services we perform.

If Odyssey fails to comply with the terms of its Corporate Integrity Agreement, it could subject us to substantial monetary penalties or suspension or termination from participation in the Medicare and Medicaid programs.

On July 6, 2006, Odyssey entered into a five-year Corporate Integrity Agreement (“CIA”) with the Office of Inspector General of Health and Human Services. The CIA imposes certain auditing, self-reporting and training requirements that Odyssey must comply with. If Odyssey fails to comply with the terms of its CIA, it could subject us to substantial monetary penalties and/or suspension or termination from participation in the Medicare and Medicaid programs. The imposition of monetary penalties would adversely affect Odyssey’s and our profitability. A suspension or termination of its participation in the Medicare and Medicaid programs would have a material adverse affect on Odyssey’s and our profitability and financial condition as substantially all of Odyssey’s net patient service revenue is attributable to payments received from the Medicare and Medicaid programs. 97.0% and 96.6% of Odyssey’s net patient service revenue for its fiscal years ended December 31, 2009 and 2008, respectively, were attributed to Medicare and Medicaid payments.

If any of our hospice programs fails to comply with the Medicare conditions of participation, that program could be terminated from the Medicare program, thereby adversely affecting our net patient service revenue and profitability.

Each of our hospice programs must comply with the extensive conditions of participation of the Medicare hospice benefit. If any of our hospice programs fails to meet any of the Medicare conditions of participation, that program may receive a notice of deficiency from the applicable state surveyor. If that hospice program then fails to institute a plan of correction and correct the deficiency within the correction period provided by the state surveyor, that program could be terminated from receiving Medicare payments. For example, under the Medicare hospice program, each of our hospice programs must demonstrate that volunteers provide administrative and direct patient care services in an amount equal to at least 5% of the total patient care hours provided by its employees and contract staff at the hospice program. If we are unable to attract a sufficient number of volunteers at one of our hospice programs to meet this requirement, that program could be terminated from the Medicare benefit if the program fails to address the deficiency within the applicable correction period. Any termination of one or more of our hospice programs from the Medicare program for failure to satisfy the volunteer or other conditions of participation could adversely affect our patient service revenue and profitability and financial condition. We believe that we are in compliance with the conditions of participation; however, we cannot predict how surveyors will interpret all aspects of the Medicare conditions of participation.

We are subject to certain ongoing investigations, and we are subject to periodic audits and requests for information by the Medicare and Medicaid programs or government agencies, which have various rights and remedies against us if they assert that we have overcharged the programs or failed to comply with program requirements.

The operation of our home health services business and hospice services is subject to federal and state laws prohibiting fraud by healthcare providers, including laws containing criminal provisions, which prohibit filing false claims or making false statements in order to receive payment or obtain certification under Medicare and Medicaid programs, or failing to refund overpayments or improper payments. Violation of these criminal provisions is a felony punishable by imprisonment and/or fines. We may also be subject to fines and treble damage claims if we violate the civil provisions that prohibit knowingly filing a false claim or knowingly using false statements to obtain payment. State and federal governments are devoting increased attention and resources to anti-fraud initiatives against healthcare providers. The Health Insurance Portability and Accountability Act of 1996, the Balanced Budget Act of 1997 and the Health Care Reform Act expanded the penalties for healthcare fraud, including broader provisions for the exclusion of providers from Medicare and Medicaid programs and other federal and state health care programs.

Additionally, the Health Care Reform Act requires providers, such as home health agencies and hospice providers, to notify the Secretary of Health and Human Services, intermediary, contractor or other appropriate person, of any overpayment and the reason for the overpayment, and to return the overpayment, within the later of 60 days from the time the overpayment is identified or the due date of the provider’s cost report. Failure to comply may result in prosecution under the false claims act and exclusion from participation in Medicare, Medicaid and other federal and state health care programs.

CMS has contracted with four Recovery Audit Contractors (“RACs”) to perform post-payment reviews of health care providers. In January 2010, CMS announced that it has approved two issues for the RACs to begin reviewing with respect to hospice providers. These initial hospice reviews will focus on durable medical equipment services and other Medicare Part A and B services provided to hospice patients that are related to a patient’s terminal prognosis and the financial obligation of the hospice provider to determine whether the hospice provider arranged for and paid for the services as required. We expect in the future that CMS will likely expand the scope of the reviews conducted by the RACs. We cannot predict whether reviews by RACs of our hospice programs’ reimbursement claims will result in material recoupments, which could have a material adverse affect on our financial condition and results of operations.

We have established policies and procedures that we believe are sufficient to ensure that we will operate in substantial compliance with these anti-fraud and abuse requirements. In April 2003, we received a subpoena from the Department of Health and Human Services, Office of Inspector General, Office of Investigations (“OIG”). The subpoena sought information regarding our implementation of settlements and corporate integrity agreements entered into with the government, as well as our treatment on cost reports of employees engaged in sales and marketing efforts. In February 2004, we received a subpoena from the U.S. Department of Justice (“DOJ”) seeking additional information related to the matters covered by the OIG subpoena. In early May 2010, we reached an agreement in principle, subject to final approvals, with the government to resolve this matter. Under the agreement, we will pay the government $12.5 million, of which $9.5 million was recorded as a special charge in the 2010 first quarter with the remaining $3 million covered by a previously-recorded reserve.

Odyssey was the subject of a civil investigation by the Civil Division of the DOJ. On July 6, 2006, Odyssey entered into a settlement agreement with the DOJ to settle the investigation. As part of the settlement of the investigation, Odyssey entered into the CIA with the U.S. Department of Health and Human Services, Office of Inspector General.

On February 14, 2008, Odyssey received a letter from the Medicaid Fraud Control Unit of the Texas Attorney General’s office notifying Odyssey that the Texas Attorney General was conducting an investigation concerning Medicaid hospice services provided by Odyssey, including its practices with respect to patient admission and retention, and requesting medical records of approximately 50 patients served by its programs in the State of Texas. Based on the preliminary stage of this investigation and the limited information that Odyssey has at this time, Odyssey cannot predict the outcome of this investigation, the Texas Attorney General’s views of the issues being investigated, any actions that the Texas Attorney General may take or the impact, if any, that the investigation may have on Odyssey’s and our business, results of operations, liquidity or capital resources. Odyssey believes that it is in material compliance with the rules and regulations applicable to the Texas Medicaid hospice program.

On May 5, 2008, Odyssey received a letter from the DOJ notifying Odyssey that the DOJ was conducting an investigation of VistaCare, Inc. (“VistaCare”) and requesting that Odyssey provide certain information and documents related to the DOJ’s investigation of claims submitted by VistaCare to Medicare, Medicaid and the U.S. government health insurance plan for active military members, their families and retirees, formerly the Civilian Health and Medical Program of the Uniformed Services (“TRICARE”), from January 1, 2003 through March 6, 2008, the date Odyssey completed the acquisition of VistaCare. Odyssey has been informed by the DOJ and the Medicaid Fraud Control Unit of the Texas Attorney General’s Office that they are reviewing allegations that VistaCare may have billed the federal Medicare, Medicaid and TRICARE programs for hospice services that were not reasonably or medically necessary or performed as claimed. The basis of the investigation is a qui tam lawsuit filed in the United States District Court for the Northern District of Texas by a former employee of VistaCare. The lawsuit was unsealed on October 5, 2009 and served on Odyssey on January 28, 2010. In connection with the unsealing of the complaint, the DOJ filed a notice with the court declining to intervene in the qui tam action at this time. The Texas Attorney General also filed a notice of non-intervention with the court. These actions should not be viewed as a final assessment by the DOJ or the Texas Attorney General of the merits of this qui tam action. Odyssey continues to cooperate with the DOJ and the Texas Attorney General in their investigation. Based on the limited information that it has at this time, Odyssey cannot predict the outcome of the investigation, the DOJ’s or Texas Attorney General’s views of the issues being investigated, other than the DOJ’s and Texas Attorney General’s notice declining to intervene in the qui tam action at this time, any actions that the DOJ or Texas Attorney General may take or the impact, if any, that the investigation may have on Odyssey’s and our business, results of operations, liquidity or capital resources.

On January 5, 2009, Odyssey received a letter from the Georgia State Health Care Fraud Control Unit notifying Odyssey that the Georgia State Health Care Fraud Unit was conducting an investigation concerning Medicaid hospice services provided by VistaCare from 2003 through 2007 and requesting certain documents. Odyssey is cooperating with the Georgia State Health Care Fraud Control Unit and has complied with the document request. Based on the preliminary stage of this investigation and the limited information that Odyssey has at this time, it cannot predict the outcome of the investigation, the Georgia State Health Care Fraud Control Unit’s views of the issues being investigated, any actions that the Georgia State Health Care Fraud Control Unit may take or the impact, if any, that the investigation may have on Odyssey’s and our business, results of operations, liquidity or capital resources.

On February 2, 2009, Odyssey received a subpoena from the OIG requesting certain documents related to Odyssey’s provision of continuous care services from January 1, 2004 through February 2, 2009. On September 9, 2009, Odyssey received a second subpoena from the OIG requesting medical records for certain patients who had been provided continuous care services by Odyssey during the same time period. Odyssey is cooperating with the OIG and has completed its subpoena production. Based on the preliminary stage of this investigation and the limited information that Odyssey has at this time, it cannot predict the outcome of the investigation, the OIG’s views of the issues being investigated, any actions that the OIG may take or the impact, if any, that the investigation may have on Odyssey’s and our business, results of operations, liquidity or capital resources.

On February 23, 2010, Odyssey received a subpoena from the OIG requesting various documents and certain patient records of one of Odyssey’s hospice programs relating to services performed from January 1, 2006 through December 31, 2009. Odyssey is cooperating with the OIG and has completed its subpoena production. Because of the preliminary stage of this investigation and the limited information that Odyssey has at this time, it cannot predict the outcome of the investigation, the OIG’s views of the issues being investigated, any actions that the OIG may take or the impact, if any, that the investigation may have on Odyssey’s and our business, results of operations, liquidity or capital resources.

In the future, different interpretations or enforcement of laws, rules and regulations governing the healthcare industry could subject our current business practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services and capital expenditure programs, increase our operating expenses and distract our management. If we fail to comply with these extensive laws and government regulations, we could become ineligible to receive government program payments, suffer civil and criminal penalties or be required to make significant changes to our operations. In addition, we could be forced to expend considerable resources responding to an investigation or other enforcement action under these laws or regulations.

We are also subject to federal and state laws that govern financial and other arrangements among healthcare providers.

Federal law prohibits the knowing and willful offer, payment, solicitation or receipt, directly or indirectly, of remuneration to induce, arrange for, or in return for, the referral of federal health care program beneficiaries for items or services paid for by a federal health care program. State laws also prohibit such payments for Medicaid beneficiaries and some states have expanded anti-kickback statutes. The federal law known as the “Stark Law” prohibits certain financial arrangements with physicians. State laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to encourage the referral of patients to a particular provider for medical products and services. Furthermore, some states have enacted laws similar to the Stark Law, which restrict certain business relationships between physicians and other providers of healthcare services. Many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs, civil and criminal penalties, and exclusion from participation in Medicare, Medicaid and other federal and state health care programs.

We face additional federal requirements that mandate major changes in the transmission and retention of health information and in notification requirements for any health information security breaches.

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) was enacted to ensure that employees can retain and at times transfer their health insurance when they change jobs and to simplify healthcare administrative processes. The enactment of HIPAA also expanded protection of the privacy and security of personal medical data and required the adoption of standards for the exchange of electronic health information. Among the standards that the Secretary of Health and Human Services has adopted pursuant to HIPAA are standards for electronic transactions and code sets, unique identifiers for providers, employers, health plans and individuals, security and electronic signatures, privacy and enforcement. Although HIPAA was intended to ultimately reduce administrative expenses and burdens faced within the healthcare industry, we believe that implementation of this law has resulted in additional costs. Failure to comply with HIPAA could result in fines and penalties that could have a material adverse effect on us.

The Health Information Technology for Economic and Clinical Health Act (“HITECH Act”), enacted as part of the American Recovery and Reinvestment Act of 2009, also known as the Stimulus Bill, effective February 22, 2010, sets forth health information security breach notification requirements and increased penalties for violation of HIPAA. A week after the effective date, covered entities and business associates were required to submit reports to the US Department of Health and Human Services (“HHS”) of any breaches that occurred during the last quarter of 2009. The HITECH Act requires patient notification for all breaches, media notification of breaches of over 500 patients and at least annual reporting of all breaches to the Secretary of HHS. The HITECH Act also replaced the prior penalty system of one tier of penalties of $100 per violation and an annual maximum of $25,000 with a 4-tier system of sanctions for breaches. Penalties now range from the original $100 per violation and an annual maximum of $25,000 for the first tier to a fourth-tier minimum of $50,000 per violation and an annual maximum of $1.5 million for the identical violation. On July 14, 2010, the Office for Civil Rights of the U.S. Department of Health and Human Services (“OCR”) published proposed regulations in the Federal Register to implement the HITECH Act revisions. Failure to comply with HIPAA could result in fines and penalties that could have a material adverse effect on us.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligation sunder the registration rights agreement we entered into in connection with the private offering of the Original Notes. We will not receive cash proceeds from the issuance of the New Notes. In consideration for issuing the New Notes for Original Notes as described in this prospectus, we will receive Original Notes in like principal amount. The Original Notes surrendered in exchange for the New Notes will be retired and cancelled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges (i) on an historical basis for the five fiscal years in the period ended January 3, 2010 and for the six months ended July 4, 2010 and (ii) on a pro forma basis for the year ended January 3, 2010 and the six months ended July 4, 2010 after giving effect to the Transactions as if they had occurred on December 29, 2008 (the first day of fiscal 2009):

	Fiscal Year Ended						Six Months Ended
	January 1, 2006	December 31, 2006	December 30, 2007	December 28, 2008	January 3, 2010	January 3, 2010	July 4, 2010	July 4, 2010
	(52 weeks)	(52 weeks)	(52 weeks)	(52 weeks)	(53 weeks)	(53 weeks) (pro forma)		(pro forma)
Ratio of earnings to fixed charges	6.2x	1.8x	2.5x	7.4x	7.0x	1.7x	7.5x	1.8x

The ratio of earnings to fixed charges has been computed on a consolidated basis. Earnings represent the sum of (i) income from continuing operations before income taxes and equity in net earnings (loss) of affiliate and (ii) fixed charges, minus capitalized interest and income attributable to noncontrolling interests. Fixed charges represent the sum of (i) interest expense, which includes amortization of debt issuance costs, (ii) capitalized interest and (iii) the portion of rent expense estimated to represent an appropriate interest factor.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information, which has been adjusted to illustrate the estimated pro forma effects of the Transactions, is based on (i) Gentiva’s historical audited and unaudited consolidated financial statements for the fiscal year ended January 3, 2010 and for the interim period ended July 4, 2010, respectively, and (ii) Odyssey’s historical audited and unaudited consolidated financial statements, which are included in our Current Report on Form 8-K/A (Amendment No. 1) filed with the SEC on October 20, 2010 and which are incorporated by reference herein. The following unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical audited and unaudited consolidated financial statements and related notes of each of Gentiva and Odyssey.

The unaudited pro forma balance sheet gives effect to the Transactions as if they had occurred on July 4, 2010. The unaudited pro forma statements of operations give effect to the Transactions as if they had occurred on December 29, 2008 (the first day of fiscal 2009). Due to the different fiscal period ends for Gentiva and Odyssey, the unaudited pro forma statement of operations for the year ended January 3, 2010 combines Gentiva’s results for the year ended January 3, 2010, which were derived from our audited consolidated financial statements for the year ended January 3, 2010, with Odyssey’s historical results for the year ended December 31, 2009, which were derived from Odyssey’s results of operations for the year ended December 31, 2009, included in its audited consolidated financial statements for the year ended December 31, 2009. Under Gentiva’s accounting policies, our fiscal year has historically ended on the Sunday nearest to December 31. As a result, our fiscal year 2009 ended on January 3, 2010 and included 53 weeks of activity. Odyssey’s fiscal year 2009 included the calendar year ended December 31, 2009. Beginning with our fiscal year 2010, our fiscal year will end on December 31.

Similarly, the unaudited pro forma statement of operations for the six months ended June 28, 2009 combines our results for the six-month period ended June 28, 2009, which were derived from our unaudited consolidated statement of operations for the six months ended June 28, 2009, with Odyssey’s historical results for the six months ended June 30, 2009, which were derived from Odyssey’s unaudited consolidated statement of operations for the six months ended June 30, 2009. The unaudited pro forma statement of operations for the six months ended July 4, 2010 combines Gentiva’s results for the six months ended July 4, 2010, which were derived from our unaudited consolidated statement of operations for the six months ended July 4, 2010, with Odyssey’s historical results for the six months ended June 30, 2010, which were derived from Odyssey’s unaudited consolidated statement of operations for the six months ended June 30, 2010.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. For example, our acquisition of Odyssey will be accounted for, and is presented in the unaudited pro forma condensed consolidation financial information, using the authoritative guidance for the purchase method of accounting. Under these standards, the excess of the purchase price over the fair value of net assets acquired and liabilities assumed is recorded as goodwill. The pro forma adjustments reflect our preliminary estimates of the purchase price allocation related to our acquisition of Odyssey. However, we have not yet completed the valuation studies necessary to determine with any certainty the fair values of the assets that we acquired and the liabilities that we assumed and the related allocation of purchase price. The purchase price allocation is subject to change based upon finalization of appraisals and other valuation studies that we will arrange to obtain, and the amounts contained in the final purchase price allocation may differ materially from our preliminary estimates. For purposes of computing pro forma adjustments, we have assumed that historical values of assets acquired, liabilities assumed and noncontrolling interests reflect fair value. The pro forma balance sheet includes a preliminary estimate of fair value adjustments for identifiable intangible assets such as tradenames and contracts, and the pro forma condensed consolidated statements of operations includes preliminary estimates of incremental amortization expense associated with certain identifiable intangible assets; however, these amounts are subject to change as we have not yet completed the appraisal process.

The pro forma adjustments do not include adjustments to deferred tax assets or liabilities other than with respect to Odyssey’s historical goodwill and our preliminary estimate of the purchase price to be allocated to identifiable intangible assets and goodwill. The structure of the Transactions and certain elections that we may make in connection with our acquisition of Odyssey and subsequent tax filings may impact the amount of deferred tax liabilities that are due and the realization of deferred tax assets.

The unaudited pro forma condensed consolidated financial information contained herein is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the Transactions been completed as of the dates presented and should not be taken as representative of our future consolidated results of operations or financial position.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JANUARY 3, 2010

(in thousands, except per share amounts)

	Gentiva	Odyssey	Pro Forma Adjustments(a)		Pro Forma As Adjusted
Net revenues	$1,152,460	$686,438	$—		$1,838,898
Cost of services sold	553,530	396,774	—		950,304

Gross profit	598,930	289,664	—		888,594
Selling, general and administrative expenses	(490,866)	(216,874)	(5,608	)(b)(e)	(713,348)
Gain (loss) on sale of assets, net	5,998	(410)	—		5,588
Interest income	3,037	479	—		3,516
Interest expense and other	(9,211)	(6,574)	(87,043	)(c)	(102,828)

Income from continuing operations before income taxes and equity in net earnings of affiliate	107,888	66,285	(92,651)		81,522
Income tax expense	(39,164)	(24,583)	33,449	(d)	(30,298)
Equity in net earnings of affiliate	1,072	—	—		1,072

Income from continuing operations	69,796	41,702	(59,202)		52,296
Income attributable to noncontrolling interests	—	(613)	—		(613)

Income from continuing operations attributable to Gentiva shareholders	$69,796	$41,089	$(59,202)		$51,683

Basic earnings per common share:
Income from continuing operations attributable to Gentiva shareholders	$2.40				$1.78

Weighted average shares outstanding	29,103				29,103

Diluted earnings per common share:
Income from continuing operations attributable to Gentiva shareholders	$2.34				$1.73

Weighted average shares outstanding	29,822				29,822

See notes to unaudited pro forma condensed consolidated statements of operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 28, 2009

(in thousands, except per share amounts)

	Gentiva	Odyssey	Pro Forma Adjustments(a)		Pro Forma As Adjusted
Net revenues	$561,202	$337,827	$—		$899,029
Cost of services sold	268,025	197,899	—		465,924

Gross profit	293,177	139,928	—		433,105
Selling, general and administrative expenses	(240,033)	(108,447)	(2,859	)(b)(e)	(351,339)
Gain on sale of assets, net	5,747	—	—		5,747
Interest income	1,618	287	—		1,905
Interest expense and other	(5,880)	(3,491)	(42,922	)(c)	(52,293)

Income from continuing operations before income taxes and equity in net earnings of affiliate	54,629	28,277	(45,781)		37,125
Income tax expense	(19,634)	(10,347)	17,461		(12,520)
Equity in net earnings of affiliate	541	—	—		541

Income from continuing operations	35,536	17,930	(28,320)		25,146
Income attributable to noncontrolling interests	—	(217)	—		(217)

Income from continuing operations attributable to Gentiva shareholders	$35,536	$17,713	$(28,320)		$24,929

Basic earnings per common share:
Income from continuing operations attributable to Gentiva shareholders	$1.23				$0.86

Weighted average shares outstanding	28,952				28,952

Diluted earnings per common share:
Income from continuing operations attributable to Gentiva shareholders	$1.20				$0.84

Weighted average shares outstanding	29,606				29,606

See notes to unaudited pro forma condensed consolidated statements of operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JULY 4, 2010

(in thousands, except per share amounts)

	Gentiva	Odyssey	Pro Forma Adjustments(a)		Pro Forma As Adjusted
Net revenues	$594,230	$347,723	$—		$941,953
Cost of services sold	275,839	194,433	—		470,272

Gross profit	318,391	153,290	—		471,681
Selling, general and administrative expenses	(264,771)	(105,439)	(2,904	)(b)(e)	(373,114)
Gain (loss) on sale of assets, net	103	(3)	—		100
Interest income	1,314	170	—		1,484
Interest expense and other	(3,514)	(2,872)	(44,881	)(c)	(51,267)

Income from continuing operations before income taxes and equity in net earnings of affiliate	51,523	45,146	(47,785)		48,884
Income tax expense	(21,757)	(17,090)	19,382	(d)	(19,465)
Equity in net earnings of affiliate	763	—	—		763

Income from continuing operations	30,529	28,056	(28,403)		30,182
Income attributable to noncontrolling interests	—	(482)	—		(482)

Income from continuing operations attributable to Gentiva shareholders	$30,529	$27,574	$(28,403)		$29,700

Basic earnings per common share:
Income from continuing operations attributable to Gentiva shareholders	$1.03				$1.00

Weighted average shares outstanding	29,715				29,715

Diluted earnings per common share:
Income from continuing operations attributable to Gentiva shareholders	$1.00				$0.97

Weighted average shares outstanding	30,568				30,568

See notes to unaudited pro forma condensed consolidated statements of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(a)	The pro forma adjustments reflect our preliminary estimates of the purchase price allocation related to the Odyssey acquisition. However, we have not yet completed the valuation studies necessary to determine with any certainty the fair values of the assets we acquired and the liabilities we assumed pursuant to the Merger and the related allocation of purchase price. The purchase price allocation is subject to change based upon finalization of appraisals and valuation studies that we will arrange to obtain and the final purchase price allocation may differ materially from the preliminary estimates included in the pro forma statements included herein.

Additionally, the pro forma statements of operations data do not reflect the non-recurring expenses that we expect to incur in connection with the Transactions, including approximately $29.8 million relating to fees to investment bankers, attorneys, accountants and other professional advisors and other Transaction-related costs that will not be capitalized as deferred financing costs.

The pro forma statements of operations data do not reflect the effects of all anticipated cost savings and any related non-recurring costs to achieve those cost savings.

(b)	For purposes of computing pro forma adjustments, we have assumed that the historical values of tangible assets acquired, liabilities assumed and noncontrolling interests reflect fair value. We have estimated a fair value adjustment for identifiable intangible assets such as tradenames and contracts of $60.0 million based solely on comparing the size of the Odyssey acquisition to other acquisitions made by Gentiva and estimating a value for these identifiable intangible assets relative to the values ascribed to similar identifiable intangible assets from valuation studies performed in connection with other Gentiva acquisitions. These identifiable intangible assets are being amortized using the straight-line method over assumed estimated useful lives of ten years for purposes of the pro forma information. As a result, the Pro Forma Condensed Consolidated Statements of Operations reflect amortization expense of $3.0 million for the six month periods and $6.0 million for the twelve month period as a component of selling, general and administrative expenses. In addition, we have assumed a fair value adjustment of $100.0 million for non-amortizing identifiable intangible assets such as certificates of need and licenses based on the accounting treatment of such items in other Gentiva acquisitions. The remaining excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired, liabilities assumed and noncontrolling interests is recorded as goodwill. Goodwill is not amortized but will be subject to annual impairment tests in accordance with generally accepted accounting principles.

Selling, general and administrative expenses in the Pro Forma Condensed Consolidated Statements of Operations also reflect the pro forma adjustment to reverse Odyssey’s amortization of its existing identifiable intangible assets of $141,000 and $96,000 for the six month periods ending June 28, 2009 and July 4, 2010, respectively, and $347,000 for the twelve month period as the related asset balances will be eliminated under the purchase method of accounting.

(c)	Reflects pro forma adjustments to interest expense as follows:

(in thousands)	Year ended January 3, 2010	Six Months ended June 28, 2009	Six Months ended July 4, 2010
New senior secured term loan facility(1)	$50,625	$25,313	$25,313
Senior Notes(2)	37,375	18,688	18,688
New revolving credit facility borrowings(3)	1,605	815	789
Fees on outstanding letters of credit(4)	2,245	1,123	1,123
Commitment fees(5)	250	125	125

Total pro forma increase to cash interest expense	92,100	46,064	46,038
Amortization of capitalized debt issuance costs(6)	10,228	5,114	5,114

Total pro forma increase to total interest expense	102,328	51,178	51,152
Less: Reduction of Gentiva’s existing interest expense and fees(7)	(8,711)	(4,765)	(3,399)
Less: Odyssey’s historical interest expense and fees(8)	(6,574)	(3,491)	(2,872)

Total pro forma adjustment to interest expense	$87,043	$42,922	$44,881

(1)	Reflects pro forma interest expense on the new $750 million senior secured term loan facility at an assumed minimum LIBOR rate of 1.75% plus an applicable margin of 5.00%. A 0.125% increase in the interest rate on the floating rate debt would result in an increase in total annual pro forma interest expense of approximately $0.9 million.
(2)	Reflects pro forma interest expense on the $325 million of Senior Notes at 11.5% per annum.
(3)	Reflects pro forma interest expense on average assumed borrowings of $30 million under the new revolving credit facility at the historical one month LIBOR rate in effect for the applicable period plus an applicable margin of 5.00%.
(4)	Reflects pro forma annual fees of 5.00% on average assumed outstanding letters of credit of $45 million.
(5)	Reflects pro forma commitment fees of 0.50% on the $50 million average available balance under the new revolving credit facility. The average available balance represents the $125 million senior secured revolving credit facility less borrowings of $30 million and assumed outstanding letters of credit of approximately $45 million.
(6)	Reflects non-cash amortization of capitalized deferred financing costs related to the Transactions over the term of the related facilities.
(7)	Reflects Gentiva’s historical interest expense on its then-existing term loan, letter of credit fees and commitment fees on its unused revolving credit facility.
(8)	Reflects Odyssey’s historical interest expense on its then-existing term loan, adjusted to reflect interest rate swap agreements, letter of credit fees and commitment fees on its unused revolving credit facility.

(d)	Represents the estimated reduction of the pro forma tax provision resulting from the combination of the consolidated tax groups of Gentiva and Odyssey, consideration of their resulting tax attributes and the impact of the pro forma adjustments. This adjustment is preliminary and is subject to additional analysis. The impact of the pro forma tax provision adjustments results in an effective tax rate of 39.9% on pre-tax income from continuing operations, exclusive of the gain on sale of assets, net. There was no tax expense relating to the gain on sale of assets due to the utilization of a capital loss carryforward.
(e)	Pro forma depreciation and amortization expense is as follows:

(in thousands)	Year ended January 3, 2010	Six Months ended June 28, 2009	Six Months ended July 4, 2010
Depreciation and amortization	$29,220	$14,163	$15,225

Depending on the final purchase price allocation for our acquisition of Odyssey, depreciation and amortization expense may increase or decrease.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

As of July 4, 2010

(in thousands)

	Gentiva	Odyssey	Pro Forma Adjustments		Pro Forma As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$191,066	$164,501	$(295,400	)(a)	$60,167
Accounts receivables, net	168,541	102,984	—		271,525
Deferred tax assets	14,300	10,219	—		24,519
Prepaid expenses and other current assets	25,358	9,793	—		35,151

Total current assets	399,265	287,497	(295,400)		391,362
Long-term investments	—	—	—		—
Note receivable from affiliate	25,000	—	—		25,000
Investment in affiliate	25,100	—	—		25,100
Fixed assets, net	65,258	19,064	—		84,322
Intangible assets, net	253,085	19,155	140,845	(b)	413,085
Goodwill	304,080	192,390	603,918	(c)	1,100,388
Other assets	26,943	2,669	55,711	(d)	85,323

Total assets	$1,098,731	$520,775	$505,074		$2,124,580

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,967	$3,586	$—		$9,553
Payroll and related taxes	24,701	27,675	(4,844	)(e)	47,532
Deferred revenue	40,149	—	—		40,149
Medicare liabilities	16,145	13,690	—		29,835
Obligations under insurance programs	44,037	—	16,051	(f)	60,088
Accrued nursing home costs	—	17,347	1,187	(g)	18,534
Other accrued expenses	35,465	44,681	(21,419	)(h)	58,727
Current portion of long-term debt	—	33,340	5,410	(i)	38,750

Total current liabilities	166,464	140,319	(3,615)		303,168
Long-term debt	232,000	77,128	757,122	(i)	1,066,250
Deferred tax liabilities, net	71,895	15,261	58,346	(j)	145,502
Other liabilities	23,602	2,687	—		26,289
Shareholders’ equity:
Common stock	3,040	39	(39	)(k)	3,040
Additional paid-in capital	365,731	131,849	(131,849	)(k)	365,731
Retained earnings	248,483	221,808	(245,608	)(k)	224,683
Accumulated other comprehensive loss, net of income taxes	—	(763)	763	(k)	—
Treasury stock	(12,484)	(69,954)	69,954	(k)	(12,484)

Total shareholders’ equity	604,770	282,979	(306,779)		580,970

Noncontrolling interests	—	2,401	—		2,401

Total liabilities and shareholders’ equity	$1,098,731	$520,775	$505,074		$2,124,580

See notes to unaudited pro forma condensed consolidated balance sheet.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(a)	The following table sets forth the estimated sources and uses of cash in the Transactions, assuming they had occurred on July 4, 2010 (in millions):

Sources
New revolving credit facility(1)	$30.0
New senior secured term loan facility(2)	750.0
Senior Notes	325.0
Cash and cash equivalents of Gentiva and Odyssey	295.4

$1,400.4

Uses:
Odyssey equity consideration(3)	$963.9
Repayment of Gentiva existing senior credit facility(4)	232.7
Repayment of Odyssey existing indebtedness(5)	112.7
Estimated transaction fees and expenses(6)	91.1

$1,400.4

(1)	In connection with the Merger, we entered into a $125 million revolving credit facility with a five-year maturity. We borrowed $30 million under the new revolving credit facility at the closing of the Merger, and we issued $45 million of letters of credit to replace existing letters of credit.
(2)	In connection with the Merger, we entered into a senior secured term loan facility, $200 million of which is a term loan A facility having a five-year final maturity and $550 million of which is a term loan B facility having a six-year final maturity. The entire amount of the new senior term loan facility was drawn at the closing of the Merger.
(3)	Reflects amounts payable to holders of Odyssey common stock and to holders of options and restricted stock units granted under Odyssey’s compensation plans.
(4)	The entire principal amount, plus accrued interest on Gentiva’s existing senior credit facility, was paid in full at the closing of the Merger.
(5)	Reflects the face amount of Odyssey’s existing indebtedness plus accrued interest, together with the amount payable to terminate the related interest rate swaps.
(6)	Reflects the estimated fees and expenses associated with the Transactions, as described in the table below (in thousands):

Deferred financing costs:
Financing fees(i)	$57,400
Other financing costs(ii)	3,900

Total deferred financing costs	61,300
Costs to be expensed by Gentiva:
Other financing and transaction costs(ii)	29,800

Total estimated transaction costs	$91,100

(i)	Reflects estimated financing fees we incurred in connection with the new senior secured credit facilities and the Senior Notes, which will be capitalized and amortized over the terms of the applicable indebtedness.

(ii)	Represents Transaction costs, other than those included in (i) above, including fees attributable to professional advisors and other fees associated with the completion of the Transactions, which will be allocated between deferred financing costs and expenses associated with the Transactions, based on a study which is not yet complete. Accordingly, the actual amounts allocated to deferred financing costs and Transaction expenses, and the corresponding amount of amortization and current expense, respectively, may be different from the amounts presented herein.

(b)	Reflects the preliminary pro forma adjustments relating to intangible assets as described in the table below (in thousands):

Estimated fair value of intangible assets acquired(1):
Amortizable intangible assets	$60,000
Non-amortizing intangible assets	100,000

160,000
Less: Elimination of Odyssey’s existing intangible assets, net	(19,155)

Net adjustment to intangible assets	$140,845

(1)	For purposes of computing pro forma adjustments, we have assumed that the historical values of tangible assets acquired, liabilities assumed and noncontrolling interests reflect fair value. We have estimated a fair value adjustment for identifiable intangible assets such as tradenames and contracts of $60.0 million based solely on comparing the size of the Odyssey acquisition to other acquisitions made by Gentiva and estimating a value for these identifiable intangible assets relative to the values ascribed to similar identifiable intangible assets from valuation studies performed in connection with other Gentiva acquisitions. These identifiable intangible assets are being amortized using the straight-line method over assumed estimated useful lives of ten years. In addition, we have assumed a fair value adjustment of $100.0 million for non-amortizing identifiable intangible assets such as certificates of need and licenses based on the accounting treatment of such items in other Gentiva acquisitions. The remaining excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired, liabilities assumed and noncontrolling interests is recorded as goodwill as noted in note (c). We have not yet completed the valuation studies necessary to determine with any certainty the fair values of the assets we acquired and the liabilities we assumed pursuant to the Merger and the related allocation of purchase price. The purchase price allocation is subject to change based upon finalization of appraisals and valuation studies that we will arrange to obtain and the final purchase price allocation may differ materially from the preliminary estimates included in the pro forma statements included herein.

(c)	Reflects the preliminary estimated excess of purchase price over the fair values of assets acquired and liabilities assumed as a result of the following assumed purchase price allocation (in thousands):

Purchase of equity	$963,900
Odyssey historical stockholders’ equity	(282,979)

Initial excess of purchase price over historical stockholders’ equity	680,921
Add: Historical Odyssey goodwill and intangible assets, net	211,545

Subtotal	892,466
Less: Preliminary allocation to intangible assets per note(b)	(160,000)
Add: Net adjustment to non-current deferred tax(1)	63,842

Unallocated excess purchase price	796,308
Reversal of Odyssey’s existing goodwill	(192,390)

Net adjustment to goodwill	$603,918

(1)	Reflects the recognition of non-current deferred tax liabilities related to the preliminary allocation to intangible assets of $160.0 million using an effective tax rate of 39.9%. This adjustment is preliminary and is subject to additional analysis. See note (j).

(d)	Reflects the capitalization of estimated financing costs in connection with the indebtedness we incurred in the Transactions consisting of the new senior secured credit facilities and the Senior Notes, which will be amortized over the terms of the applicable indebtedness, less the elimination of Odyssey’s historical unamortized debt issuance costs, as follows (in thousands):

Estimated deferred financing costs related to the Transactions	$61,300
Write-off of Gentiva debt issuance costs	(2,920)
Write-off of Odyssey debt issuance costs	(2,669)

Net adjustment to other assets	$55,711

(e)	Reflects the reclassification of approximately $4.8 million of Odyssey’s accrued employee benefits costs from accrued payroll and related taxes to obligations under insurance programs to conform to Gentiva’s presentation format.

(f)	Reflects the net adjustment of obligations under insurance programs as a result of the reclassification of certain Odyssey current liabilities to conform to Gentiva’s presentation format (in thousands):

Accrued employee benefit costs	$4,844
Accrued workers’ compensation expense	11,207

Net adjustment to obligations under insurance programs	$16,051

(g)	Reflects the reclassification of approximately $1.2 million of Gentiva’s accrued nursing home costs from other accrued expenses.

(h)	Reflects the net adjustment of other accrued expenses as a result of the reclassification of certain current liabilities and adjustments as a result of the Transactions as follows (in thousands):

Odyssey’s accrued workers’ compensation expense	$(11,207)
Gentiva’s accrued nursing home costs	(1,187)
Accrued interest payments (notes (a)(4) and (a)(5))	(1,848)
Termination of Odyssey’s interest rate swap agreement (note (a)(5))	(1,177)
Assumed tax benefit on financing and transaction costs to be expensed by Gentiva	(6,000)

Net adjustment to other accrued expenses	$(21,419)

(i)	Reflects the net adjustments to long-term debt as a result of the Transactions as follows (in thousands):

	Current Portion	Long-Term Portion	Total Debt
New revolving credit facility	$—	$30,000	$30,000
New senior secured term loan facility	38,750	711,250	750,000
Senior Notes	—	325,000	325,000
Repayment of Gentiva then-existing credit facility	—	(232,000)	(232,000)
Repayment of Odyssey then-existing indebtedness	(33,340)	(77,128)	(110,468)

Net adjustments to long-term debt	$5,410	$757,122	$762,532

(j)	Reflects the net adjustment to net non-current deferred tax liabilities as follows (in thousands):

Reduction of non-current deferred tax liabilities related to historical Odyssey intangible assets and goodwill	$(5,910)
Reduction in non-current deferred tax assets resulting from the termination of the interest rate swap	414
Estimated increase in non-current deferred tax liabilities relating to the identifiable intangible assets resulting from the Transactions (as noted in Item (c)(1))	63,842

Net adjustment to deferred tax liabilities	$58,346

(k)	Reflects the net adjustment to shareholders’ equity, as follows (in thousands):

Elimination of Odyssey’s shareholders’ equity	$(282,979)
Other financing and transaction costs, net of tax(1)	(23,800)

Total pro forma adjustment to shareholders’ equity	$(306,779)

(1)	Represents other financing and transaction costs to be expensed by Gentiva of $29.8 million as noted in note (a)(6) above, less an assumed tax benefit of $6.0 million as noted in note (h) above. The assumed tax benefit is estimated at a rate below the effective tax rate due to the non-deductibility of certain financing and transaction costs for tax purposes.

SELECTED FINANCIAL DATA

The historical consolidated statement of income data, consolidated balance sheet data and consolidated cash flow data as of and for each of the fiscal years in the five-year period ended January 3, 2010 included in the following selected financial data have been derived from our audited consolidated financial statements. For the five fiscal year periods presented below, our fiscal year ended on the Sunday nearest to December 31. Beginning with our fiscal year 2010, our fiscal year will end on December 31. Our fiscal year 2009 included 53 weeks compared to all other fiscal years presented, which included 52 weeks. The historical consolidated statement of income data, consolidated balance sheet data and consolidated cash flow data as of and for the six months ended July 4, 2010 and June 28, 2009 have been derived from our unaudited financial statements, which, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. You should read the following information together with our consolidated financial statements and notes thereto as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2010 and our Quarterly Report on Form 10-Q for the six months ended July 4, 2010, each of which is incorporated by reference herein.

	Fiscal Year										Six Months Ended
(in thousands)	2005		2006		2007		2008		2009		June 28, 2009		July 4, 2010
	(52 weeks)		(52 weeks)		(52 weeks)		(52 weeks)		(53 weeks)
Statement of Income Data

Net revenues	$866,856	(1)	$1,061,468	(2)	$1,171,349		$1,239,536	(4)	$1,152,460		$561,202		$594,230
Cost of services and goods sold	541,399		620,551		671,154		682,024		553,530		268,025		275,839

Gross profit	325,457	(1)	440,917	(2)	500,195		557,512	(4)	598,930		293,177		318,391
Selling, general and administrative expenses	(295,799	)(1)	(394,569	)(2)	(422,526	)(3)	(468,582	)(4)	(490,866	)(5)	(240,033	)(6)	(264,771	)(6)
Gain on sale of assets, net	—		—		—		107,933		5,998	(5)	5,747	(6)	103
Interest income	2,946		3,284		3,204		2,290		3,037		1,618		1,314
Interest expense and other	(1,068)		(24,685)		(27,285)		(19,377)		(9,211)		(5,880)		(3,514)

Income from continuing operations before taxes and equity in net earnings of affiliate	31,536		24,947		53,588		179,776		107,888		54,629		51,523
Income tax expense	(8,396)		(9,065)		(22,002)		(28,295)		(39,164)		(19,634)		(21,757)
Equity in net earnings of affiliate	—		—		—		(35)		1,072		541		763

Income from continuing operations	23,140		15,882		31,586		151,446	(4)	69,796		35,536		30,529
Discontinued operations, net of tax(6)	225		4,894		1,242		2,004		(10,614)		(419)		(2,285)

Net income	23,365		20,776		32,828		153,450	(4)	59,182		35,117		28,244

Basic earnings per share:
Income from continuing operations	$0.99		$0.60		$1.14		$5.30		$2.40		$1.22		$1.03
Discontinued operations	0.01		0.18		0.04		0.07		(0.37)		(0.01)		(0.08)

Net income	1.00		0.78		1.18		5.37		2.03		1.21		0.95

Weighted average shares outstanding-basic	23,267		26,480		27,798		28,578		29,103		28,952		29,715

Diluted earnings per share:
Income from continuing operations	$0.93		$0.58		$1.11		$5.15		$2.34		$1.20		$1.00
Discontinued operations	0.01		0.18		0.04		0.06		(0.36)		(0.01)		(0.08)

Net income	0.94		0.76		1.15		5.21		1.98		1.19		0.92

Weighted average shares outstanding-diluted	24,927		27,317		28,599		29,439		29,822		29,606		30,568

Balance Sheet Data (at end of period)
Cash items and short-term investments(7)	$88,367		$57,235		$67,431		$69,201		$152,410		$103,920		$191,066
Working capital	129,326		115,749		128,527		125,400		198,250		159,393		232,800
Total assets	326,565		843,882		882,233		973,497		1,067,935		1,007,564		1,098,731
Long-term debt and capital leases	737		343,198		309,262		252,188		232,466		237,775		232,295
Shareholders’ equity	182,154		274,325		323,429		494,971		571,163		535,923		604,770

Cash Flow Data
Cash flows provided by operating activities	$21,790		$51,447		$62,671		$70,700		$105,108		$49,462		$47,979
Cash flows provided by (used in) investing activities	7,651		(209,296)		(34,809)		38,684		(17,232)		(6,434)		(5,317)
Cash flows (used in) provided by financing activities	(22,748)		152,142		(24,591)		(54,350)		(4,667)		(12,759)		(4,006)

(1)	Net revenues and gross profit for fiscal 2005 include $3.6 million associated with the favorable settlement of Gentiva’s Medicare cost report appeal for 1999. Selling, general and administrative expenses include restructuring and other special charges of $0.9 million.
(2)	Net revenues and gross profit for fiscal 2006 include $1.9 million associated with the favorable settlement of Gentiva’s Medicare cost report appeal for 1999. Selling, general and administrative expenses include restructuring and other special charges of $7.7 million.
(3)	Selling, general and administrative expenses for fiscal 2007 include restructuring expenses related to our acquisition of The Healthfield Group, Inc. and other special charges of $2.4 million. See Note 8 to Gentiva’s audited consolidated financial statements incorporated by reference in this prospectus. See “Where You Can Find More Information” on page iii.
(4)	On September 25, 2008, we completed the disposition of 69 percent of our equity ownership interest in our CareCentrix ancillary care benefit management business for total consideration of approximately $135 million. Statement of Income Data for fiscal 2008 includes CareCentrix operating results through September 24, 2008 and includes Gentiva’s equity in the net loss of CareCentrix Holdings for the period September 25, 2008 through December 28, 2008. Selling, general and administrative expenses for fiscal 2008 include special charges of $2.7 million. In addition, net income includes $107.9 million from a pre-tax gain related to the CareCentrix Transaction and reflects an effective tax rate of 15.7 percent due primarily to the CareCentrix Transaction. See Notes 4, 8 and 15 to Gentiva’s audited consolidated financial statements incorporated by reference in this prospectus. See “Where You Can Find More Information” on page iii.
(5)	Selling, general and administrative expenses for fiscal 2009 include special charges of $2.4 million. In addition, net income includes $6.0 million from a gain related to the (i) sale of assets and certain branch offices that specialized primarily in pediatric home care services and (ii) sale of assets associated with two branch offices in upstate New York providing home health services under New York Medicaid programs. See Notes 4, 8 and 15 to Gentiva’s audited consolidated financial statements incorporated by reference in this prospectus. See “Where You Can Find More Information” on page iii.
(6)	Selling, general and administrative expenses for the first six months of 2009 include charges relating to restructuring and merger and acquisition activities of $1.5 million. In addition, net income for the first six months of 2009 included $5.7 million from a gain related to the sale of certain branch offices that specialized primarily in pediatric home care services. Selling, general and administrative expenses for the first six months of 2010 included net charges relating to legal settlements, restructuring and merger and acquisition costs of $18.0 million, which comprised (i) settlement costs and legal fees of $4.2 million related to a three-year old commercial contractual dispute involving Gentiva’s former subsidiary, CareCentrix, (ii) incremental charges of $9.5 million in connection with an agreement in principle, subject to final approvals, between Gentiva and the government to resolve the matters which were subject to a 2003 subpoena relating to Gentiva’s cost reports for the 1998 and 2000 periods and (iii) restructuring and merger and acquisition costs of $4.3 million. See Notes 4 and 8 to Gentiva’s unaudited consolidated financial statements incorporated by reference in this prospectus. See “Where You Can Find More Information” on page iii.
(7)	During the fourth quarter of 2009, Gentiva committed to a plan to exit its HME and IV businesses and met the requirements to designate these businesses as held for sale. As such, Gentiva has reflected the financial results of the operating segments as discontinued operations, including a write-down of goodwill associated with these businesses of approximately $9.6 million for fiscal 2009. See Notes 2 and 3 to Gentiva’s audited consolidated financial statements incorporated by reference in this prospectus. See “Where You Can Find More Information” on page iii.
(8)	Cash items and short-term investments include restricted cash of $22.0 million at end of fiscal years 2005 through 2007, which represented segregated cash funds designated as collateral under Gentiva’s insurance programs.

DESCRIPTION OF THE NEW NOTES

In this “Description of the New Notes,” the terms “Gentiva,” “we,” “us” and “our” refer only to Gentiva Health Services, Inc. and not to any of its subsidiaries.

The Original Notes were issued under an indenture (the “Indenture”), dated as of August 17, 2010, among Gentiva Health Services, Inc., the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee. The New Notes will also be issued under the Indenture. The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Original Notes, the New Notes and any additional notes issued under the indenture (referred to herein collectively as the “Notes”), will be treated as a single class of debt securities under the Indenture, including for purposes of determining whether the required percentage of holders have given their approval for consent to an amendment or waiver or joined in directing the trustee to take certain actions on behalf of all of the holders.

The following description is a summary of the material provisions of the Indenture but does not restate the Indenture in its entirety and is qualified in its entirety by reference to the complete text of the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. The Indenture is incorporated by reference into this prospectus and is available from us upon request. See “Where You Can Find More Information” on page iii.

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” Certain defined terms used in this description but not defined under the subheading “Certain Definitions” have the respective meanings assigned to them in the Indenture.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the New Notes and the Subsidiary Guarantees

The New Notes

The New Notes will be:

•	unsecured, senior obligations of Gentiva;

•	fully and unconditionally guaranteed, jointly and severally, by the Guarantors on an unsecured, senior basis;

•	pari passu in right of payment with all existing and future unsubordinated Indebtedness of Gentiva, including Indebtedness under the Credit Agreement;

•	effectively subordinated to all Secured Debt of Gentiva, including Indebtedness under the Credit Agreement, to the extent of the value of the collateral securing such Indebtedness;

•	structurally subordinated to all existing and future Indebtedness and other liabilities and preferred stock of Subsidiaries of Gentiva that are not Guarantors; and

•	senior in right of payment to all existing and future Subordinated Obligations of Gentiva.

The Subsidiary Guarantees

The New Notes will be guaranteed by the Guarantors. Each Subsidiary Guarantee will be:

•	an unsecured, senior obligation of that Guarantor;

•	pari passu in right of payment with all existing and future unsubordinated Indebtedness of such Guarantor, including its Guarantee of all obligations under the Credit Agreement;

•

effectively subordinated to all Secured Debt of such Guarantor, including its Guarantee under the Credit Agreement, to the extent of the value of such Guarantor’s collateral securing such Indebtedness;

•	structurally subordinated to all existing and future Indebtedness and other liabilities and preferred stock of any Subsidiaries of such Guarantor that are not Guarantors; and

•	senior in right of payment to all existing and future Subordinated Obligations of such Guarantor.

Principal, Maturity and Interest

Gentiva will issue up to $325.0 million aggregate principal amount of New Notes in exchange for Original Notes in this exchange offer. Subject to compliance with the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” below, Gentiva may issue additional Notes under the Indenture from time to time after this exchange offer. The Notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Gentiva will issue the New Notes in denominations of $1,000 and integral multiples of $1,000.

The New Notes will mature on September 1, 2018.

Interest on the New Notes will accrue at the rate of 11.5% per annum and will be payable semi-annually in arrears on March 1 and September 1, commencing on March 1, 2011. Gentiva will make each interest payment to the holders of record on the immediately preceding February 15 and August 15.

Interest on the New Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Payments on the New Notes

Principal of, premium, if any, and interest on the New Notes will be payable at the office or agency maintained by Gentiva for such purposes or, at the option of Gentiva, payment of interest may be made by check mailed to the holders of the New Notes at their respective addresses set forth in the register of holders; provided that all payments of principal, premium, if any, and interest with respect to the New Notes represented by one or more global notes registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made through the facilities of DTC. Until otherwise designated by Gentiva, Gentiva’s office or agency will be the office of the trustee maintained for such purpose.

Transfer and Exchange

A holder may transfer or exchange New Notes in accordance with the Indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of New Notes. Holders will be required to pay all taxes due on transfer. Gentiva will not be required to transfer or exchange any New Note selected for redemption. Also, Gentiva will not be required to transfer or exchange any New Note for a period of 15 days before a selection of Notes to be redeemed.

Subsidiary Guarantees

The New Notes will be guaranteed by each direct and indirect Restricted Subsidiary that guarantees Gentiva’s obligations under the Credit Agreement. The Subsidiary Guarantees will be joint and several, full and unconditional obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent such Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the New Notes and the Exchange Offer—Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may be required to return payments received from us or the guarantors.”

Not all of Gentiva’s subsidiaries will guarantee the New Notes. Our non-guarantor Subsidiaries consist of our captive insurance subsidiaries and certain not-for-profit entities. As of July 4, 2010, after giving effect to the Transactions, our non-guarantor Subsidiaries would have accounted for a de minimis amount of our total indebtedness and liabilities outstanding, all of which would have been structurally senior to the Notes.

Each Guarantor may consolidate with or merge into or sell all or substantially all of its assets to (A) Gentiva or another Guarantor without limitation or (B) any other Person upon the terms and conditions set forth in the Indenture. See “—Certain Covenants—Merger, Consolidation or Sale of Assets.”

The Subsidiary Guarantee of a Guarantor will be released and such Guarantor will be relieved of its obligations under its Subsidiary Guarantee:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (after giving effect to such transaction), Gentiva or a Restricted Subsidiary of Gentiva, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture; provided, however, that such Guarantor is also released from its guarantees and all pledges and security, if any, granted in connection with the Credit Agreement and any other Indebtedness Gentiva or any Restricted Subsidiary of Gentiva;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (after giving effect to such transaction), Gentiva or a Restricted Subsidiary of Gentiva, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture; provided, however, that such Guarantor is released from its guarantees and all pledges and security, if any, granted in connection with the Credit Agreement and any other Indebtedness Gentiva or any Restricted Subsidiary of Gentiva;

(3) if Gentiva designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4) upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”; or

(5) upon the contemporaneous release or discharge of all Guarantees by such Guarantor which would have required such Guarantor to guarantee the New Notes pursuant to the covenant described under “—Certain Covenants—Additional Subsidiary Guarantees” (including, without limitation, the Guarantee of obligations under the Credit Agreement).

Ranking

The Indebtedness evidenced by the New Notes and each Subsidiary Guarantee will be unsecured, general obligations of Gentiva and the relevant Subsidiary Guarantor, respectively, senior in right of payment, as set forth in the Indenture, to the payment of any future Indebtedness of Gentiva or the relevant Subsidiary Guarantor, as the case may be, that is expressly subordinated in right of payment to the New Notes or the Subsidiary Guarantees. The New Notes and Subsidiary Guarantees will be pari passu in right of payment with all existing and future unsecured unsubordinated obligations of Gentiva or the relevant Subsidiary Guarantor, as the case may be. Although pari passu in right of payment, the New Notes and Subsidiary Guarantees will be effectively subordinated to Secured Debt of Gentiva and the applicable Subsidiary Guarantor, to the extent of the value of the assets securing such Indebtedness, including the obligations of Gentiva under, and such Subsidiary Guarantor’s guarantee, if any, of Gentiva’s obligations under the Credit Agreement.

After giving effect to the Transactions, at July 4, 2010, Gentiva and the Guarantors would have had approximately $780 million of Secured Debt outstanding and would have had availability for up to $95.0 million of additional borrowings under our Revolving Facility (without taking into account approximately $45.0 million of letters of credit issued to replace existing letters of credit). In addition, our non-guarantor Subsidiaries would have had a de minimis amount of liabilities, including trade payables, but excluding intercompany obligations.

Although the Indenture contains limitations on the amount of additional Indebtedness that Gentiva and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial, and, in any case, such Indebtedness may be Secured Debt. See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Gentiva’s operations are currently conducted through its Subsidiaries, and not all of its Subsidiaries will guarantee the New Notes.

The New Notes will be effectively subordinated to all existing and future obligations, including Indebtedness, of any Restricted Subsidiaries that do not guarantee the New Notes and of any Unrestricted Subsidiaries. Claims of creditors of these Subsidiaries, including trade creditors, will generally have priority as to the assets of these Subsidiaries over the claims of Gentiva and the holders of Gentiva’s Indebtedness, including the New Notes.

Optional Redemption

At any time prior to September 1, 2014, Gentiva may redeem all or any portion of the Notes, at once or over time, after giving the required notice under the Indenture at a redemption price equal to the greater of:

(a) 100% of the principal amount of the Notes to be redeemed; and

(b) the sum of the present values of (1) the redemption price of the Notes at September 1, 2014 (as set forth below) and (2) the remaining scheduled payments of interest from the redemption date through September 1, 2014, but excluding accrued and unpaid interest through the redemption date, discounted to the redemption date (assuming a 360 day year consisting of twelve 30 day months), at the Treasury Rate plus 50 basis points;

plus, in either case, accrued and unpaid interest, including Additional Interest, if any, to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

In addition, prior to September 1, 2013, Gentiva may, at its option, redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 111.500% of the aggregate principal amount thereof, plus accrued and unpaid interest, and Additional Interest, if any, thereon to the redemption date, subject to the right of holders of Notes to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings of Gentiva or any direct or indirect parent of Gentiva to the extent such net cash proceeds are contributed to Gentiva; provided that:

•

at least 65% of the sum of the aggregate principal amount of Notes originally issued under the Indenture remain outstanding immediately after the occurrence of such redemption excluding Notes held by Gentiva or any of its Subsidiaries; and

•	such redemption occurs within 180 days after the date of closing of such Equity Offering.

Except pursuant to the preceding paragraphs, the Notes are not redeemable at Gentiva’s option prior to September 1, 2014.

On or after September 1, 2014, Gentiva may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on September 1 of the years indicated below:

Year	Percentage
2014	105.750%
2015	102.875%
2016 and thereafter	100.000%

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis or by lot.

No Notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A registered Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

Except to the extent that Gentiva is required to offer to purchase the Notes as set forth below under “—Repurchase at the Option of Holders,” Gentiva is not required to make mandatory redemption or sinking fund payments with respect to the Notes. Gentiva may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, each holder of Notes will have the right to require Gentiva to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, Gentiva will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased, to the date of purchase.

Within 10 days following any Change of Control, Gentiva will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date of such Change of Control, pursuant to the procedures required by the Indenture and described in such notice. Gentiva will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the change of control provisions of the Indenture, Gentiva will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control provisions of the Indenture by virtue of such compliance.

On the Change of Control payment date, Gentiva will, to the extent lawful:

(1) accept for payment all Notes or portions of notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of notes being purchased by Gentiva.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a registered note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each registered note will be in a principal amount of $1,000 or an integral multiple of $1,000.

The provisions described above that require Gentiva to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable to the Change of Control event. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that Gentiva repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Gentiva will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Gentiva and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Gentiva and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require Gentiva to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Gentiva and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Also see “Risk Factors—Risks Related to the New Notes and the Exchange Offer—We may be unable to purchase the New Notes upon a change of control” contained elsewhere in this prospectus.

Asset Sales

Gentiva will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

(1) Gentiva (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to (i) the Fair Market Value of the assets sold, leased, transferred, conveyed or otherwise disposed of or Equity Interests of any Restricted Subsidiary issued, sold, transferred, conveyed or otherwise disposed of or (ii) in the case of assets sold, leased, transferred, conveyed or otherwise disposed of or Equity Interests of a joint venture sold, transferred, conveyed or otherwise disposed of, in each case pursuant to the terms of a joint venture agreement, shareholders agreement or equivalent instrument, a value specified by or calculated pursuant to such agreement or instrument;

(2) at least 75% of the consideration received in the Asset Sale by Gentiva or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Additional Assets. For purposes of this clause (2), each of the following will be deemed to be cash:

(a) any liabilities, as shown on Gentiva’s or such Restricted Subsidiary’s most recent balance sheet, of Gentiva or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Gentiva or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by Gentiva or any such Restricted Subsidiary from such transferee that are converted by Gentiva or such Restricted Subsidiary into cash within 180 days, to the extent of the cash received in that conversion; and

(c) any Designated Non-cash Consideration received by Gentiva or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at the time outstanding, not to exceed the greater of 1.0% of Total Assets or $20.0 million at the time of receipt of such Designated non-Cash Consideration (with the Fair Market Value of each item of Designated non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(3) an amount equal to 100% of the Net Proceeds from such Asset Sale is applied by Gentiva (or such Restricted Subsidiary, as the case may be):

(a) to prepay, repay, redeem or purchase Secured Debt of Gentiva or any Guarantor or Indebtedness of a Wholly Owned Subsidiary that is not a Guarantor (in each case other than Indebtedness owed to Gentiva or an Affiliate of Gentiva) within 365 days from the later of the date of such Asset Sale or the receipt of such Net Proceeds, provided such prepayment, repayment, redemption or purchase permanently retires, or reduces the related loan commitment (if any) for, such Indebtedness in an amount equal to the principal amount so prepaid, repaid, redeemed or purchased;

(b) to the extent Gentiva elects, to acquire Additional Assets or to make capital expenditures in a Permitted Business within 365 days from the later of the date of such Asset Sale or the receipt of such Net Proceeds; and/or

(c) to make an offer to the holders of the Notes (and to holders of other Indebtedness of Gentiva that is pari passu with the Notes) to purchase Notes (and such other pari passu Indebtedness of Gentiva) pursuant to and subject to the conditions contained in the Indenture, as set forth below;

provided , that in the case of clause (b) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); provided further that if any such Acceptable Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds. Pending the final application of any Net Proceeds, Gentiva may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, Gentiva will make an Asset Sale Offer to all holders of Notes to purchase the maximum principal amount of Notes and, if Gentiva is required to do so under the terms of any other Indebtedness that is pari passu with the Notes, such other Indebtedness on a pro rata basis with the Notes, that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of the purchase of all properly tendered and not withdrawn Notes pursuant to an Asset Sale Offer, Gentiva may use such remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Gentiva will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, Gentiva will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

The Credit Agreement provides that certain change of control or asset sale events with respect to Gentiva would constitute a default under such agreement. Any future credit agreements or other agreements relating to Secured Debt to which Gentiva becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Gentiva is prohibited from purchasing Notes, Gentiva could seek the consent of its secured lenders to permit the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If Gentiva does not obtain such a consent or repay such borrowings, Gentiva will remain prohibited from purchasing Notes. In such case, Gentiva’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement (or future credit agreement).

Certain Covenants

Restricted Payments

Gentiva will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution (A) on account of Gentiva’s or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Gentiva or any Restricted Subsidiary) or (B) to the direct or indirect holders of Gentiva’s or any Restricted Subsidiary’s Equity Interests in their capacity as such (other than dividends or distributions (i) payable in Equity Interests (other than Disqualified Stock) of Gentiva or (ii) to Gentiva or a wholly owned Restricted Subsidiary or to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Gentiva) any Equity Interests of Gentiva or any Restricted Subsidiary (other than from Gentiva or any Restricted Subsidiary);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligations, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment,

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default has occurred and is continuing;

(b) Gentiva would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Gentiva and the Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10) and (11) of the next succeeding paragraph), is less than the sum, without duplication, of

(I) 50% of the Consolidated Net Income of Gentiva for the period (taken as one accounting period) beginning on July 5, 2010 to the end of Gentiva’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(II) 100% of the aggregate net cash proceeds received by Gentiva since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Gentiva (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Gentiva, in either case, that have been converted into or exchanged for such Equity Interests of Gentiva (other than Equity Interests or Disqualified Stock or debt securities sold to a Subsidiary of Gentiva); plus

(III) 100% of the aggregate amount received in cash and the Fair Market Value of property and marketable securities convertible into cash received by means of the sale or other disposition (other than to Gentiva or its Restricted Subsidiaries) of Restricted Investments made after the Issue Date by Gentiva or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Gentiva or its

Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by Gentiva or its Restricted Subsidiaries made after the Issue Date; plus

(IV) to the extent that any Unrestricted Subsidiary of Gentiva designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date or has been merged, consolidated or amalgamated with or into, or transfers or conveys assets to, or is liquidated into Gentiva or a Restricted Subsidiary, the lesser of (i) the Fair Market Value of Gentiva’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Issue Date (other than to the extent it constituted a Permitted Investment); plus

(V) 50% of any dividends received by Gentiva or its Restricted Subsidiaries after the Issue Date from an Unrestricted Subsidiary of Gentiva, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Gentiva for such period.

So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Gentiva) of, Equity Interests of Gentiva (other than Disqualified Stock); provided, however, that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (c)(II) of the preceding paragraph;

(3) the redemption, repurchase, defeasance or other acquisition of any Subordinated Obligations of Gentiva or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (c)(II) of the preceding paragraph;

(4) the redemption, repurchase or other acquisition or retirement for value of any Equity Interests of Gentiva or any Restricted Subsidiary of Gentiva (a) held by any current or future member of Gentiva’s (or any Restricted Subsidiary’s) management pursuant to any management equity subscription plan or agreement, stock option or stock purchase plan or agreement or employee benefit plan as may be adopted by Gentiva from time to time or (b) from an employee of Gentiva upon the termination of such employee’s employment with Gentiva; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in reliance on this clause (4) may not exceed $5.0 million in any 12-month period (with unused amounts carried over to succeeding years subject to a maximum of $10.0 million in any fiscal year); provided further, that such amount in any fiscal year may be increased by an amount equal to the net cash proceeds from the sale of Equity Interests of Gentiva to current or future members of management, directors or employees that occurs after the Issue Date to the extent not financed by loans from Gentiva or a Restricted Subsidiary (provided that the amount of any such net cash proceeds will be excluded from clause (c)(II) of the immediately preceding paragraph);

(5) repurchases, acquisitions or retirements of Equity Interests of Gentiva deemed to occur upon the exercise of stock options or similar rights under employee benefit plans of Gentiva or its Subsidiaries if such Equity Interests represents all or a portion of the exercise price thereof;

(6) any Restricted Payments made in connection with the Transactions and the fees and expenses related thereto to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(7) payment of ordinary dividends on Disqualified Stock issued after the Issue Date to persons other than stockholders of Gentiva pursuant to the terms thereof as in effect on the date of issuance; provided, that such Disqualified Stock was issued in accordance with the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and such dividends are included in Fixed Charges;

(8) the repurchase, redemption or other acquisition for value of Equity Interests of Gentiva or any direct or indirect parent representing solely fractional shares of such Equity Interests in connection with a merger, consolidation, amalgamation or other combination involving Gentiva or any direct or indirect parent;

(9) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligations in accordance with provisions similar to those set forth under the caption “—Repurchase at the Option of Holders—Change of Control” or provisions similar to those set forth under the caption “—Repurchase at the Option of Holders—Asset Sales”; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, Gentiva has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in such covenants and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer;

(10) the repurchase of Gentiva’s Equity Interests pursuant to a repurchase plan approved by Gentiva’s Board of Directors in an aggregate amount not to exceed $5.0 million per fiscal year; or

(11) other Restricted Payments in an aggregate amount not to exceed $20.0 million.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets, property or securities proposed to be transferred or issued by Gentiva or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. If Gentiva or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of Gentiva be permitted under the provisions of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to Gentiva financial statements affecting Consolidated Net Income of Gentiva for any period.

Incurrence of Indebtedness and Issuance of Preferred Stock

Gentiva will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Gentiva will not issue any Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of preferred stock (including Disqualified Stock) other than to Gentiva or to a Guarantor; provided, however, that (i) Gentiva may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, (ii) any of Gentiva’s Restricted Subsidiaries that are Guarantors may incur Indebtedness (including Acquired Debt) and (iii) any of Gentiva’s Restricted Subsidiaries that are not Guarantors may incur Acquired Debt, in each case, if the Fixed Charge Coverage Ratio for Gentiva’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least (x) if such incurrence or issuance is made on or prior to August 15, 2013, 2.25 to 1 and (y) if such incurrence or issuance is made thereafter, 2.50 to 1, in all cases determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Gentiva or any Guarantor of additional Indebtedness and letters of credit under one or more Credit Facilities and Guarantees thereof by the Guarantors; provided that the aggregate principal amount of all Indebtedness and letters of credit of Gentiva and the Guarantors incurred pursuant to this clause (1) (with letters of credit, being deemed to have a principal amount equal to the maximum potential liability of Gentiva and the Guarantors thereunder) does not exceed $875.0 million;

(2) the incurrence by Gentiva and the Restricted Subsidiaries of the Existing Indebtedness (other than Indebtedness incurred under clauses (1) and (3) of this paragraph);

(3) the incurrence by Gentiva and the Guarantors of Indebtedness represented by the Notes and the incurrence by the Guarantors of the Subsidiary Guarantees of the Notes;

(4) the incurrence by Gentiva or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used or useful in the business of Gentiva or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed, at any time outstanding, the greater of (a) $30.0 million or (b) 1.5% of Total Assets;

(5) the incurrence by Gentiva or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, defease, renew, refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was incurred under the first paragraph of this covenant or clauses (2), (3), (4) or this clause (5) of this paragraph;

(6) the incurrence by Gentiva or any Restricted Subsidiary of intercompany Indebtedness, or the issuance of preferred stock, between or among Gentiva and any Restricted Subsidiary; provided, however, that:

(a) if Gentiva or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes or the Subsidiary Guarantees, as the case may be; and

(b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Gentiva or a Restricted Subsidiary and (ii) any subsequent sale or other transfer of any such Indebtedness to a Person that is not either Gentiva or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Gentiva or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence of Indebtedness of Gentiva or any Restricted Subsidiary consisting of guarantees, indemnities, holdbacks or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including without limitation, shares of Capital Stock of Restricted Subsidiaries or contingent payment obligations incurred in connection with the acquisition of assets which are contingent on the performance of the assets acquired, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets or shares of Capital Stock of such Restricted Subsidiary for the purpose of financing such acquisition;

(8) the incurrence of Indebtedness of Gentiva or any Restricted Subsidiary represented by (a) letters of credit for the account of Gentiva or any Restricted Subsidiary or (b) other obligations to reimburse third parties pursuant to any surety bond or other similar arrangements, which letters of credit or other obligations, as the case may be, are intended to provide security for workers’ compensation claims, payment obligations in connection with sales tax and insurance or other similar requirements in the ordinary course of business;

(9) the incurrence by Gentiva or any Restricted Subsidiary of Hedging Obligations that are incurred in the normal course of business and consistent with past business practices for the purpose of fixing or hedging currency or interest rate risk (including with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding in connection with the conduct of their respective businesses) and not for speculative purposes;

(10) the Guarantee by Gentiva or any of the Guarantors of Indebtedness of Gentiva or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(11) the incurrence by Gentiva or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days following its incurrence;

(12) the incurrence of Acquired Debt; provided, however, that after giving effect to such incurrence, either:

(a) Gentiva would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant; or

(b) the Fixed Charge Coverage Ratio of Gentiva and the Restricted Subsidiaries is equal to or greater than immediately prior to such incurrence;

(13) the incurrence by Gentiva or any Restricted Subsidiary of Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(14) the incurrence by Gentiva or any Restricted Subsidiary of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge all Notes then outstanding; and

(15) the incurrence by Gentiva or any Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (15), not to exceed the greater of $35.0 million or 1.75% of Total Assets.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above or is entitled to be incurred pursuant to the first paragraph of this covenant, in each case, as of the date of incurrence thereof, Gentiva shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Indebtedness in any manner that complies with this covenant and such Indebtedness will be treated as having been incurred pursuant to such clauses or the first paragraph hereof, as the case may be, designated by Gentiva. Indebtedness under the Credit Agreement outstanding on the Issue Date was deemed to have been incurred on such date in reliance of the exception provided in clause (1) of the definition of Permitted Debt. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant.

Liens

Gentiva will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit to suffer to exist any Lien (other than Permitted Liens) of any nature whatsoever against any assets of Gentiva or any Restricted Subsidiary (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, which Lien secured Indebtedness or trade payables, unless contemporaneously therewith:

(1) in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Subsidiary Guarantee, effective provision is made to secure the Notes or such Subsidiary Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same assets of Gentiva or such Restricted Subsidiary, as the case may be; and

(2) in the case of any Lien securing a Subordinated Obligation, effective provision is made to secure the Notes or such Subsidiary Guarantee, as the case may be, with a Lien on the same assets of Gentiva or such Restricted Subsidiary, as the case may be, that is prior to the Lien securing such Subordinated Obligation.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Gentiva will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on its Capital Stock to Gentiva or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Gentiva or any Restricted Subsidiary;

(b) make loans or advances to Gentiva or any Restricted Subsidiary; or

(c) transfer any of its properties or assets to Gentiva or any Restricted Subsidiary.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness, Credit Facilities (including the Credit Agreement) or any other agreements in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2) the Indenture, the Notes and the Subsidiary Guarantees;

(3) applicable law, rule, regulation or order;

(4) any agreement or other instrument governing Indebtedness or Capital Stock of a Person acquired by Gentiva or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (c) of the first paragraph of this covenant;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary or the assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition or the sale or other disposition of its assets;

(8) Permitted Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11) customary restrictions on the disposition or distribution of assets or property, in each case contained in any joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(12) restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business; and

(13) encumbrances or restrictions under any agreement, amendment, modification, restatement, renewal, supplement, refunding, replacement or refinancing that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (2), (4), (6) or (9) or in this clause (13), provided that the terms and conditions of any such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained in the agreements being amended, modified, restated, renewed, supplemented, refunded, replaced or refinanced as determined by the Board of Directors of Gentiva in its reasonable and good faith judgment.

Merger, Consolidation or Sale of Assets

Neither Gentiva nor any Guarantor may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Gentiva or such Guarantor, as the case may be, is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Gentiva or any Guarantor, in one or more related transactions, to another Person; unless:

(1) either:

(a) Gentiva or such Guarantor, as the case may be, is the surviving corporation; or

(b) the Person formed by or surviving any such consolidation or merger (if other than Gentiva or such Guarantor, as the case may be) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) except as otherwise described with respect to the release of Subsidiary Guarantees of Guarantors under the caption “—Subsidiary Guarantees” above, the Person formed by or surviving any such consolidation or merger (if other than Gentiva or such Guarantor, as the case may be) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Gentiva or such Guarantor, as the case may be, under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) except with respect to a consolidation or merger of Gentiva with or into a Guarantor, or a Guarantor with or into another Guarantor, Gentiva or such Guarantor, as the case may be, or the Person formed by or surviving any such consolidation or merger (if other than Gentiva or such Guarantor), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” above.

Notwithstanding the preceding clause (4), any Restricted Subsidiary of Gentiva may consolidate with, merge into or transfer all or part of its properties and assets to Gentiva or one or more Guarantors.

In addition, Gentiva may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

Except as described with respect to the release of Subsidiary Guarantees of Guarantors under the caption “—Subsidiary Guarantees” above, the entity formed by or surviving any consolidation or merger (if other than Gentiva or a Guarantor) will succeed to, and be substituted for, and may exercise every right and power of, such Guarantor under the Indenture.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Gentiva may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted

Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Gentiva and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments” or Permitted Investments, as determined by Gentiva. That designation will be permitted only if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Transactions with Affiliates

Gentiva will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Gentiva or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Gentiva or such Restricted Subsidiary with an unrelated Person; and

(2) Gentiva delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, (i) a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors or (ii) a copy of an opinion as to the fairness to Gentiva or such Restricted Subsidiary from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to Gentiva or such Restricted Subsidiary from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among Gentiva and/or any Restricted Subsidiary;

(2) sales of Equity Interests (other than Disqualified Stock) to Affiliates of Gentiva;

(3) reasonable and customary directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements, incentive and severance arrangements with any officer, director or employee of Gentiva or a Restricted Subsidiary entered into in the ordinary course of business;

(4) any transactions made in compliance with the covenant described above under the caption “—Restricted Payments”;

(5) loans and advances to officers and employees of Gentiva or any Restricted Subsidiary in the ordinary course of business in accordance with the past practices of Gentiva or any Restricted Subsidiary;

(6) the Transactions and the payment of all fees and expenses related to the Transactions;

(7) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of Gentiva solely because Gentiva owns directly, or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(8) written agreements entered into or assumed in connection with acquisitions of other businesses with Persons who were not Affiliates prior to such transactions approved by a majority of the Board of Directors of Gentiva; and

(9) any agreement as in effect as of the date of the Indenture or any amendment thereto so long as any such amendment is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the date of the Indenture.

Additional Subsidiary Guarantees

If, on or after the Issue Date (unless such acquired or created Domestic Subsidiary is properly designated as an Unrestricted Subsidiary):

(1) Gentiva or any of its Domestic Subsidiaries acquires or creates another Domestic Subsidiary that incurs any Indebtedness or guarantees any Indebtedness of Gentiva or its Domestic Subsidiaries, in each case pursuant to clause (1) of the definition of “Permitted Debt”; or

(2) any Domestic Subsidiary of Gentiva incurs Indebtedness or guarantees Indebtedness of Gentiva or any of its Domestic Subsidiaries, in each case pursuant to clause (1) of the definition of “Permitted Debt” and that Domestic Subsidiary was not a Guarantor immediately prior to such incurrence or Guarantee (an “Additional Obligor”), then within 30 days after the incurrence of such debt or guarantee, such newly acquired or created Domestic Subsidiary or Additional Obligor, as the case may be, will become a Guarantor and guarantee Gentiva’s obligations in respect of the Notes and execute and deliver an opinion of counsel satisfactory to the trustee as soon as reasonably practicable after the date on which it was acquired or created or incurred, as the case may be.

Reports

So long as any Notes are outstanding, Gentiva will furnish to the trustee and, upon request, to beneficial owners of Notes, all of the information and reports referred to in clauses (1) and (2) below within the time periods specified in the Commission’s rules and regulations (whether or not Gentiva is required to file such information):

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Gentiva were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Gentiva’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Gentiva were required to file such reports;

provided, that if Gentiva files such reports electronically with the Commission’s Electronic Data Gathering Analysis and Retrieval System (or any successor or replacement system) within such time periods, Gentiva shall not be required to furnish such reports to the Trustee and the holders of the Notes.

In addition, Gentiva and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the Notes;

(2) default in payment when due of the principal of or premium, if any, on the Notes;

(3) failure by Gentiva or any Restricted Subsidiary to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4) failure by Gentiva or any Restricted Subsidiary for 30 days after notice to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Asset Sales,” “—Repurchase at the Option of Holders—Change of Control,” “—Certain Covenants—Restricted Payments,” “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(5) failure by Gentiva or any Restricted Subsidiary to comply with any of its other agreements in the Indenture or the Notes for 60 days after notice has been given to Gentiva;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Gentiva or any Restricted Subsidiary (or the payment of which is guaranteed by Gentiva or any Restricted Subsidiary) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(7) failure by Gentiva or any Restricted Subsidiary to pay final non-appealable judgments (to the extent not paid or covered by insurance provided by a reputable carrier) aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(9) certain events of bankruptcy or insolvency described in the Indenture with respect to Gentiva or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Gentiva, any Subsidiary that would constitute a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding such notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Additional Interest.

The holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture (except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the Notes) and rescind any acceleration and its consequences with respect to the Notes, provided such rescission would not conflict with any judgment of a court of competent jurisdiction.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Gentiva with the intention of avoiding payment of the premium that Gentiva would have had to pay if Gentiva then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Gentiva with the intention of avoiding the prohibition on redemption of the Notes, then the premium specified in the Indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

Gentiva is required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Gentiva is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Gentiva or any Guarantor, as such, will have any liability for any obligations of Gentiva or the Guarantors under the Notes, the Indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Gentiva may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

(2) Gentiva’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Gentiva’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, Gentiva may, at its option and at any time, elect to have the obligations of Gentiva and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Gentiva must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and Gentiva must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Gentiva has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Gentiva has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Gentiva has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Gentiva or any of its Subsidiaries is a party or by which Gentiva or any of its Subsidiaries is bound;

(6) Gentiva must deliver to the trustee an officers’ certificate stating that the deposit was not made by Gentiva with the intent of preferring the holders of Notes over the other creditors of Gentiva with the intent of defeating, hindering, delaying or defrauding creditors of Gentiva or others; and

(7) Gentiva must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding

(including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption or repurchase of the Notes relating to the covenant (and applicable definitions) described under the caption “—Repurchase at the Option of Holders—Change of Control” above;

(3) reduce the rate of, or change the time for payment of, interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in currency other than U.S. dollars;

(6) make any change in the provisions (including applicable definitions) of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Notes;

(7) waive a redemption or repurchase payment with respect to any Note (including a payment required by the provisions described under the caption “—Repurchase at the Option of Holders” above);

(8) make any change in any Subsidiary Guarantees that would adversely affect the holders of the Notes or release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes, Gentiva, the Guarantors and the trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of Gentiva’s and each Guarantor’s obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of Gentiva’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5) to provide for or confirm the issuance of additional notes otherwise permitted to be incurred by the Indenture;

(6) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(7) to evidence and provide for the acceptance of appointment by a successor trustee;

(8) to conform the text of the Indenture, Subsidiary Guarantees or the Notes to any provision of the “Description of the Notes” contained in the Offering Memorandum to the extent that such provision in the “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Subsidiary Guarantees or the Notes; or

(9) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that such amendment does not adversely affect the rights of holders of notes to transfer notes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to Gentiva, have been delivered to the trustee for cancellation; or

(b) all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and Gentiva has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit, and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Gentiva or any Guarantor is a party or by which Gentiva or any Guarantor is bound;

(3) Gentiva has paid or caused to be paid all sums payable by it under the Indenture; and

(4) Gentiva has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, Gentiva must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Gentiva or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must (i) eliminate such conflict within 90 days, (ii) apply to the Commission for permission to continue or (iii) resign.

The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in this description. Reference is made to the Indenture for a full disclosure of all such terms used in the Indenture, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with or into Gentiva or any of its Subsidiaries or that is assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Gentiva or such acquisition, merger or consolidation.

“Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) in a Permitted Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Gentiva or a Restricted Subsidiary; or

(3) Capital Stock constituting a non-controlling interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

“Additional Interest” means the additional interest, if any, to be paid on the Notes as described in the registration rights agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means the sale, lease, transfer, conveyance or other disposition of any assets (including, without limitation, Equity Interests in, or other securities of, a Subsidiary) or rights, other than sales, leases, transfers, conveyances or other dispositions of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Gentiva and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions described under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Notwithstanding the preceding paragraph, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10.0 million;

(2) a sale, lease, transfer, conveyance or other disposition of assets between or among Gentiva and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to Gentiva or to another Restricted Subsidiary;

(4) a sale, lease, transfer, conveyance or other disposition effected in compliance with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(5) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(6) a transfer or property or assets that are obsolete, expired, damaged or worn-out equipment and that are no longer useful in the conduct of Gentiva or its Subsidiaries’ business and that is disposed of in the ordinary course of business;

(7) a Permitted Asset Swap;

(8) the sale or other disposition of cash or Cash Equivalents;

(9) the unwinding of any Hedging Obligations;

(10) the sale or other disposition of any Equity Interest of, or any Investment in, an Unrestricted Subsidiary for Fair Market Value;

(11) granting of a Lien permitted by the Indenture and the Credit Agreement; and

(12) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in a bankruptcy or similar proceeding and exclusive of factoring or similar arrangements.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in

Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, authorized stock of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities having maturities of not more than 365 days from the date of acquisition issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities);

(3) certificates of deposit and eurodollar time deposits with maturities of 365 days or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 365 days and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least A-1 by S&P or at least P-1 by Moody’s, and in each case maturing within 365 days after the date of acquisition; and

(6) money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of consolidation, merger or amalgamation), in one or a series of related transactions, of all or substantially all of the properties or assets of Gentiva and its Restricted Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act);

(2) the consummation of any transaction (other than a consolidation, merger or amalgamation) the result of which is that any “person” or “group” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of Gentiva, measured by voting power rather than number of shares; or

(3) Gentiva consolidates, merges or amalgamates with or into, any Person, or any Person consolidates, merges or amalgamates with or into, Gentiva, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Gentiva or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (x) the Voting Stock of Gentiva outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (y) no “person” or “group” (as defined above) is the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of such surviving or transferee Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission “ means the Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to (i) any extraordinary loss plus (ii) any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding any such non-cash expense or charge to the extent that it represents an accrual of or reserve for expenses or charges to be paid in cash in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

(5) the amount of any restructuring charge, including any one-time costs incurred in connection with acquisitions after the Issue Date and one-time costs related to the closure and/or consolidation of facilities; plus

(6) any net loss (or minus any net gain) resulting in such period from Hedging Obligations; plus

(7) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including such fees, expenses or charges related to the Transactions, in each case deducted (and not added back) in computing Consolidated Net Income for such period; minus

(8) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that without duplication:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded;

(4) the cumulative effect of a change in accounting principles will be excluded;

(5) unrealized non-cash gains and losses with respect to Hedging Obligations will be excluded;

(6) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights will be excluded; and

(7) the amortization of any premiums, fees or expense incurred in connection with the Transactions or any amounts required or permitted by Accounting Principles board Opinions No. 16 (including non-cash write-ups and non-cash charges relating to inventory and fixed assets, in each case arising in connection with the Transactions) and No. 17 (including non-cash charges relating to intangibles and goodwill), in each case in connection with the Transactions will be excluded.

“Credit Agreement” means that certain Credit Agreement, entered into as of August 17, 2010, among Gentiva, each lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, General Electric Capital Corporation, as Syndication Agents, and Barclays Bank PLC and SunTrust Bank, as Co-Documentation Agents (as such may be amended from time to time and inclusive of any and all incremental and other facilities thereunder).

“Credit Facilities” means, one or more debt facilities or agreements (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans (including, without limitation, additional notes issued under the Indenture), receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including any agreement to extend the maturity thereof and adding additional borrowers or guarantors) in whole or in part from time to time under the same or any other agent; lender or group of lenders and including increasing the amount of available borrowings thereunder; provided that such increase is permitted by the “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant above.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated non-Cash Consideration” means the Fair Market Value of non-cash consideration received by Gentiva or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated non-Cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated non-Cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Gentiva to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Gentiva may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of Gentiva that was formed under the laws of the United States or any state or territory of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any private or public sale of common stock of Gentiva other than:

(1) offerings related to equity securities issuable under any employee benefit plan of Gentiva or any of its Restricted Subsidiaries; and

(2) issuances to any Subsidiary of Gentiva.

“Existing Indebtedness” means Indebtedness of Gentiva and its Restricted Subsidiaries (other than Indebtedness under the Notes or the Subsidiary Guarantees) outstanding on the Issue Date after giving effect to the application of the proceeds of the Original Notes until such amounts are repaid.

“Fair Market Value” means, with respect to any asset, property or service, the price that could be negotiated in an arm’s length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Indenture,

Fair Market Value shall be determined, except as otherwise specified, (i) if the Fair Market Value is equal to or less than $10.0 million, by the principal financial officer of Gentiva acting reasonably and in good faith and (ii) if the Fair Market Value exceeds $10.0 million, by the Board of Directors of Gentiva, or any committee thereof, acting reasonably and in good faith and shall be evidenced by a board resolution attached to an officers’ certificate.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (calculated in accordance with Regulation S-X) as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated without giving effect to clause (3) of the proviso set forth in the definition of “Consolidated Net Income”:

(2) any operating expense reductions or synergies projected in good faith to result from the Transactions of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 1 to the “Summary Unaudited Pro Forma Consolidated Information” under “Summary” in the Offering Memorandum shall be given pro forma effect;

(3) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded;

(4) Fixed Charges consisting of non-cash items arising from changes in or the adopting of accounting principles will be excluded; and

(5) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all cash dividends paid on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Gentiva (other than Disqualified Stock) or to Gentiva or a Restricted Subsidiary of Gentiva, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on the Issue Date.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means any Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(a) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(b) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances, fees and compensation paid to officers, directors and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investments” shall exclude extensions of trade credit on commercially reasonable terms in the ordinary course of business. If Gentiva or any Restricted Subsidiary of Gentiva sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Gentiva such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Gentiva, Gentiva will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of. The acquisition by Gentiva or any Subsidiary of Gentiva of a Person that holds an Investment in a third Person will be deemed to be an Investment by Gentiva or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.

“Issue Date” means the date of original issuance of the Original Notes under the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Merger” means the merger of GTO Acquisition Corp. with and into Odyssey HealthCare, Inc. pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger by and among Gentiva Health Services, Inc., GTO Acquisition Corp. and Odyssey HealthCare, Inc., dated as of May 23, 2010.

“Moody’s” means Moody’s Investors Services, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by Gentiva or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, brokerage and sales fees and commissions, and any relocation expenses incurred as a result of the Asset Sale, (2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any non-uncertain available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Sale by a Restricted Subsidiary, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by Gentiva or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by Gentiva or any Restricted Subsidiary thereof and (6) appropriate amounts to be provided by Gentiva or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that amounts initially held in reserve pursuant to clause (6) no longer so held shall at that time become Net Proceeds; provided that cash and/or Cash Equivalents in which Gentiva or a Restricted Subsidiary has an individual beneficial ownership shall not be deemed to be received by Gentiva or a Restricted Subsidiary until such time as such cash and/or Cash Equivalents are free from any restrictions under agreements with the other beneficial owners of such cash and/or Cash Equivalents that prevent Gentiva or a Restricted Subsidiary from applying such cash and/or Cash Equivalents to any permitted use described under the caption “—Repurchase at the Option of Holders—Asset Sales.”

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Offering Memorandum relating to the Original Notes, dated August 12, 2010.

“Permitted Asset Swap” means sales, transfers or other dispositions of assets, including all of the outstanding Capital Stock of a Restricted Subsidiary, for consideration at least equal to the Fair Market Value of the assets sold or disposed of, but only if the consideration received consists of Capital Stock of a Person that becomes a Restricted Subsidiary engaged in, or property or assets (other than cash, except to the extent used as a bona fide means of equalizing the value of the property or assets involved in the swap transaction) of a nature or type or that are used in, a business having property or assets of a nature or type, or engaged in a business similar or related to the nature or type of the property and assets of, or business of, Gentiva and the Restricted Subsidiaries existing on the date of such sale or other disposition.

“Permitted Business” means any business that is reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which Gentiva and its Restricted Subsidiaries are engaged in on the Issue Date.

“Permitted Investments” means:

(1) any Investment in Gentiva or a Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by Gentiva or any Restricted Subsidiary in or to acquire a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Gentiva or a Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Gentiva;

(6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Hedging Obligations;

(8) Investments the payment for which is Capital Stock (other than Disqualified Stock) of Gentiva;

(9) Investments in prepaid expenses, negotiable instruments held for collection, utility and workers compensation, performance and similar deposits made in the ordinary course of business;

(10) loans and advances to officers and employees of Gentiva or any Restricted Subsidiary in an aggregate amount for all such loans and advances not to exceed $5.0 million at any time outstanding;

(11) Investments in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales”;

(12) Investments existing on the date of the Indenture;

(13) endorsements of negotiable instruments and documents in the ordinary course of business;

(14) repurchases of notes; and

(15) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, not to exceed the greater of (a) $30.0 million or (b) 1.5% of Total Assets.

“Permitted Lien” means:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which Gentiva or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5) judgment Liens not giving rise to a Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

(6) easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of Gentiva and the Restricted Subsidiaries taken as a whole;

(7) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(8) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Gentiva or any Restricted Subsidiary, including rights of offset and setoff;

(9) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by Gentiva or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(10) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Gentiva or any Restricted Subsidiary;

(11) Liens arising from filing uniform commercial code financing statements regarding leases;

(12) Liens securing all of the Notes and Liens securing any Subsidiary Guarantee;

(13) Liens securing Hedging Obligations entered into for bona fide hedging purposes of Gentiva or any Restricted Subsidiary not for the purpose of speculation;

(14) Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date;

(15) Liens in favor of Gentiva or a Guarantor;

(16) Liens securing Indebtedness under Credit Facilities (including, for the avoidance of doubt, the Credit Agreement) in an aggregate principal amount not to exceed the greater of (x) the amount permitted to be incurred pursuant to clause (1) of the definition of “Permitted Debt” and (y) an amount that does not cause the Secured Leverage Ratio of Gentiva to exceed 2.5 to 1.0;

(17) Liens securing purchase money obligations and Capitalized Lease Obligations incurred pursuant to clause (4) of the definition of “Permitted Debt”); provided that such Liens shall not extend to any asset other than the specified asset being financed and additions and improvements thereon;

(18) Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Debt by Gentiva or a Restricted Subsidiary;

(19) Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(20) Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (12), (14), (18) and (19); provided that in the case of Liens securing Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (14), (18) and (19), such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(22) Liens incurred in the ordinary course of business of Gentiva or any Restricted Subsidiary with respect to obligations that do not in the aggregate exceed $30.0 million at any one time outstanding; and

(23) encumbrances upon the transfer, sale or other disposition of Equity Interests pursuant to the terms of a joint venture agreement, shareholders’ agreement or equivalent instrument.

“Permitted Refinancing Indebtedness” means any Indebtedness of Gentiva or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Gentiva or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, however, that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by Gentiva or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business or any successor to the rating agency business thereof.

“Secured Debt” means any Indebtedness secured by a Lien.

“Secured Leverage Ratio” means, with respect to any Person at any date, the ratio of (1) Secured Debt of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (2) Consolidated Cash Flow of such Person for the four full fiscal quarters for which internal financial statements prepared in accordance with GAAP are available immediately preceding such date on which such additional Indebtedness in incurred. In the event that Gentiva or any of its Restricted Subsidiaries incurs or redeems any Secured Debt subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Leverage Ratio is made, then the Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four fiscal quarter period. The Secured Leverage Ratio shall be calculated in a manner consistent with the definition of “Fixed Charge Coverage Ratio,” including any pro forma adjustments to Consolidated Cash Flow as set forth therein (including for acquisitions).

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligations” means any Indebtedness of Gentiva that is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means the Guarantee of the Notes by each of the Guarantors pursuant to the Indenture and any additional Guarantee of the Notes to be executed by any Subsidiary of Gentiva pursuant to the covenant described above under the caption “—Certain Covenants—Additional Subsidiary Guarantees.”

“Total Assets” means the total consolidated assets of Gentiva and its Subsidiaries, as shown on the most recent balance sheet of Gentiva.

“Transactions” means the Merger, including the payment of the merger consideration in connection therewith, the issuance of the Notes and the execution of and borrowings on the Issue Date under, the Credit Agreement and the related transactions described in the Offering Memorandum, in particular as described under the section entitled “The Proposed Odyssey Acquisition and Financing.”

“Treasury Rate” means, at the time of computation, the yield to maturity of United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to September 1, 2014; provided, however, that if the period from the redemption date to September 1, 2014 is not equal to the constant maturity of a United States Treasury Security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from the redemption date to September 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means any Subsidiary of Gentiva or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) is not party to any agreement, contract, arrangement or understanding with Gentiva or any Restricted Subsidiary of Gentiva unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Gentiva or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Gentiva;

(2) is a Person with respect to which neither Gentiva nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Gentiva or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of Gentiva as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Gentiva as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” Gentiva will be in default of such covenant. The Board of Directors of Gentiva may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Gentiva of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will be permitted only if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

EXCHANGE OFFER

Purpose of the Exchange Offer

On August 17, 2010, we completed the issuance of the Original Notes in a private placement to qualified institutional buyers in the United States in reliance on rule 144A under the Securities Act and outside the United States in reliance on Regulation S under the Securities Act. Accordingly, the Original Notes may not be reoffered, resold or otherwise transferred in the United States absent registration under the Securities Act or pursuant to an available exemption from registration thereunder. On August 17, 2010, we entered into a registration rights agreement with the initial purchasers of the Original Notes, pursuant to which we agreed to use our commercially reasonable efforts to file and to have declared effective a registration statement under the Securities Act with respect to a registered offer to exchange the Original Notes for the New Notes and to consummate the exchange offer.

In addition, we have agreed to keep the exchange offer open for at least 20 business days, or longer if required by applicable law. We are offering the New Notes pursuant to this prospectus to satisfy our obligations under the registration rights agreement.

We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters. We have not, however, sought our own no-action letter. Based on interpretations by the SEC’s staff in no-action letters issued to other parties, we believe that a holder of New Notes issued in the exchange offer may transfer the New Notes without complying with the registration and prospectus delivery requirements of the Securities Act if such holder:

•	is not an affiliate of Gentiva within the meaning of Rule 405 under the Securities Act;

•	is not a broker-dealer tendering Original Notes acquired directly from Gentiva for its own account;

•	acquired the Original Notes in the ordinary course of its business; and

•	has no arrangements or understandings with any person to participate in this exchange offer for the purpose of distributing the Original Notes and has made representations to Gentiva to that effect.

Each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. For a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resales. See “Plan of Distribution.”

Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of New Notes.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which the exchange offer or the acceptance of tenders would not be in compliance with the securities or blue-sky laws of such jurisdiction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions of the exchange offer, we will accept any and all Original Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date for the exchange offer. The date of acceptance for exchange of the Original Notes, and completion of the exchange offer, is the exchange date, which will be as soon as practicable following the expiration date (unless extended as described in this prospectus). Promptly following the exchange date, we will issue an aggregate principal amount of up to $325.0 million of New Notes for a like principal amount of outstanding Original Notes tendered and accepted in connection with the exchange offer. The New Notes issued in connection with the exchange offer will be delivered promptly following the exchange date. Holders may tender some or all of their Original Notes in connection with the exchange offer, but only in $1,000 increments of principal amount.

The terms of the New Notes will be identical in all material respects to the terms of the Original Notes, except that:

•

the New Notes will have been registered under the Securities Act, and thus the New Notes will generally not be subject to the restrictions on transfer applicable to the Original Notes, nor will they bear restrictive legends;

•	the New Notes will have a different CUSIP number from the Original Notes;

•	the New Notes will not be entitled to registration rights; and

•	the New Notes will not have the right to earn additional interest under circumstances relating to our registration obligations.

The New Notes will evidence the same debt as the Original Notes and will be issued under the Indenture and entitled to the same benefits under the Indenture as the Original Notes. As of the date of this prospectus, $325.0 million in aggregate principal amount of the Original Notes is outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding Original Notes. There will be no fixed record date for determining registered holders entitled to participate in this exchange offer.

In connection with the issuance of the Original Notes, we arranged for the Original Notes originally purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The New Notes will be issued in the form of Global Notes registered in the name of DTC or its nominee, and each beneficial owner’s interest in it will be transferable in book-entry form through DTC. See “Description of the New Notes—Transfer and Exchange.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding Original Notes being tendered for exchange.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC.

Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Original Notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any registration rights or additional interest under the registration rights agreement. See “— Issuances of New Notes; Consequences of Failures to Properly Tender Original Notes in the Exchange Offer.”

We shall be considered to have accepted validly tendered Original Notes if and when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us.

If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the Original Notes to the tendering holder, without expense to such holder, promptly after the expiration date.

Holders who tender Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of Original Notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date for the exchange offer is 5:00 p.m., New York City time, on December 16, 2010, unless extended by us in our sole discretion, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended. We reserve the right, in our sole discretion, to extend the exchange offer at any time and from time to time before the expiration date by giving written notice to The Bank of New York Mellon Trust Company, N.A, the exchange agent, and by timely public announcement. During any extension of the exchange offer, all Original Notes previously tendered in the exchange offer will remain subject to the exchange offer.

We reserve the right, in our sole discretion:

•	to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied and shall not have been waived by us; or

•	to amend the terms of the exchange offer in any manner.

If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.

If we determine to extend, amend or terminate the exchange offer, we will publicly announce this determination by making a timely release through an appropriate news agency.

Interest on the New Notes

The New Notes will bear interest at 11.5% per annum from the most recent date to which interest on the Original Notes has been paid or, if no interest has been paid on the Original Notes, from the Issue Date. Interest will be payable semi-annually in arrears on March 1 and September 1 of each year.

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange New Notes for, any Original Notes and may terminate the exchange offer as provided in this prospectus before acceptance of the Original Notes, if prior to the expiration date:

•	the exchange offer violates any applicable law; or

•	the exchange offer violates any applicable interpretation of the staff of the SEC.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.

If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

•	refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders;

•

extend the exchange offer and retain all Original Notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these Original Notes (see “—Withdrawal of Tenders” below); or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered Original Notes which have not been withdrawn.

In addition, we will not accept any Original Notes tendered for exchange, and no New Notes will be issued in exchange for any Original Notes, if at that time any stop order is threatened or in effect relating to:

•	the registration statement of which this prospectus forms a part; or

•	the qualification of the Indenture under the Trust Indenture Act.

Procedures For Tendering

Unless the tender is being made in book-entry form, to tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of it;

•	have the signatures guaranteed if required by the letter of transmittal; and

•

mail or otherwise deliver the letter of transmittal or the facsimile, the Original Notes and any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility system may make book-entry delivery of the Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account. Although delivery of Original Notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or facsimile), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its address set forth under the caption “Exchange Agent” below, prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

The tender by a holder of Original Notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of Original Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal or Original Notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner’s own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering such beneficial owner’s Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on letters of transmittal or notices of withdrawal must be guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Original Notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

In the event that a signature on a letter or transmittal or a notice of withdrawal is required to be guaranteed, such guarantee must be by:

•	a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor institution.”

If the letter of transmittal is signed by a person other than the registered holder of any Original Notes, the Original Notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.

If the letter of transmittal or any Original Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Original Notes in our sole discretion. We reserve the absolute right to reject any and all Original Notes not properly tendered or any Original Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Original Notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of Original Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of Original Notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right, as set forth above under the caption “Conditions to the Exchange Offer”, to terminate the exchange offer. By tendering, each holder represents to us, among other things, that:

•	the New Notes acquired in connection with the exchange offer are being obtained in the ordinary course of business of the person receiving the New Notes, whether or not such person is the holder;

•	neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes; and

•	neither the holder nor any such other person is our “affiliate” (as defined in Rule 405 under the Securities Act).

Each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution.”

Guaranteed Delivery Procedures

A holder who wishes to tender its Original Notes and:

•	whose Original Notes are not immediately available;

•	who cannot deliver the holder’s Original Notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

•	who cannot complete the procedures for book-entry transfer before the expiration date;

•	may effect a tender if:

•	the tender is made through an eligible guarantor institution;

•	before the expiration date, the exchange agent receives from the eligible guarantor institution:

(i) a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery,

(ii) the name and address of the holder, and

(iii) the certificate number(s) of the Original Notes and the principal amount of Original Notes tendered, stating that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal and the certificate(s) representing the Original Notes (or a confirmation of book-entry transfer), and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•

the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered Original Notes in proper form for transfer or a confirmation of book-entry transfer, and all other documents required by the letter of transmittal.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your Original Notes according to the guaranteed delivery procedures.

Withdrawal of Tenders

Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of Original Notes in connection with the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person who deposited the Original Notes to be withdrawn;

•	identify the Original Notes to be withdrawn (including the certificate number(s) and principal amount of such Original Notes);

•

be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Original Notes into the name of the person withdrawing the tender; and

•	specify the name in which any such Original Notes are to be registered, if different from that of the depositor.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices of withdrawal. Any Original Notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no New Notes will be issued in exchange for such withdrawn Original Notes unless such Original Notes are validly re-tendered. Any Original Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Original Notes may be re-tendered at any time prior to the expiration date by following one of the procedures described above under the caption “—Procedures for Tendering”.

Information Regarding the Registration Rights Agreement; Additional Interest

As noted, we are effecting this exchange offer to comply with the registration rights agreement. The registration rights agreement requires us to use our commercially reasonable efforts to:

•	file with the SEC a registration statement for the exchange offer;

•	cause such registration statement to be declared effective under the Securities Act;

•	have such registration statement remain effective until the closing of the exchange offer;

•	commence the exchange offer promptly after the exchange offer registration statement is declared effective by the SEC; and

•	consummate the exchange offer not later than March 15, 2011.

In addition, if because of any change in law or in applicable interpretations thereof by the staff of the SEC, we are not permitted to effect the exchange offer or under certain other circumstances, we must use our commercially reasonable efforts to file a shelf registration statement for the resale of the Original Notes cause such registration statement to be declared effective under the Securities Act.

If the exchange offer for the Original Notes is not completed on or prior to March 15, 2011, the interest rate on the Original Notes will increase by 0.25% per annum for the first 90-day period thereafter, and the amount of such Additional Interest will increase by an additional 0.25% per annum for each subsequent 90-day period, up to a maximum of 1.0% per annum over the original interest rate on the Original Notes. Additional Interest will also become payable if any of the following occurs: if (i) any required shelf registration statement is not timely filed with the SEC, (ii) any required shelf registration statement is not timely declared effective by the SEC or (iii) any registration statement required by the registration rights agreement is filed and declared effective but thereafter ceases to be effective or fails to be usable for its intended purpose, each of the foregoing as prescribed by the terms of the registration rights agreement. Additional Interest would cease to be payable upon consummation of the exchange offer or upon cure of all applicable registration defaults as described above.

This foregoing description of the registration rights agreement is only a summary and is qualified in its entirety by reference to the full text of the registration rights agreement, which we have previously filed with the SEC and which is incorporated by reference herein. See “Where You Can Find More Information.”

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as exchange agent in connection with the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent at its offices at: The Bank of New York Mellon, Corporate Trust Operations, Reorganization Unit, 101 Barclay Street—7 East, New York, New York 10286, Attention: Mr. William Buckley. The exchange agent’s telephone number is (212) 815-5788 and facsimile number is (212) 298-1915.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and certain accounting and legal fees. We will pay all transfer taxes, if any, applicable to the exchange of the outstanding Original Notes under the exchange offer, except as set forth under “— Transfer Taxes.”

Accounting Treatment

The New Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our deferred financing costs and will be amortized over the term of the Notes in accordance with generally accepted accounting principles.

Issuance of New Notes; Consequences of Failures to Properly Tender Original Notes in the Exchange Offer

Issuance of the New Notes in exchange for the Original Notes in the exchange offer will be made only after timely receipt by the exchange agent of the certificate(s) representing the Original Notes (or a confirmation of book-entry transfer), a properly completed and duly executed letter of transmittal (or an agent’s message from DTC) and all other required documents. Therefore, holders of the Original Notes desiring to tender such Original Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Original Notes for exchange. Original Notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the exchange offer, certain registration rights under the registration rights agreement will terminate. In the event the exchange offer is completed, we will not be required to register the remaining Original Notes. Remaining Original Notes will continue to be subject to the following restrictions on transfer:

•

the remaining Original Notes may be resold only (i) if registered pursuant to the Securities Act, (ii) if an exemption from registration is available or (iii) if neither such registration nor such exemption is required by law; and

•	the remaining Original Notes will bear a legend restricting transfer in the absence of registration or an exemption therefrom.

We do not anticipate that we will register the remaining Original Notes under the Securities Act. To the extent that Original Notes are tendered and accepted in connection with the exchange offer, any trading market for remaining Original Notes could be adversely affected. See “Risk Factors—Risks Related to the New Notes and the Exchange Offer—If you do not exchange your Original Notes, they may be difficult to resell.”

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding Original Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	New Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Original Notes tendered;

•	tendered outstanding Original Notes are registered in the name of any other person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Original Notes pursuant to the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to the tendering holder.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income consequences relating to an exchange of an Original Note for a New Note pursuant to the exchange offer. This discussion does not purport to be a complete analysis of all the potential tax considerations. It is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated or proposed thereunder, judicial authority, published administrative positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the IRS will agree with our statements and conclusions.

This summary deals only with holders that purchased their Original Notes at their original issuance at their issue price and that hold their Original Notes and will hold the New Notes as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of the holder’s particular circumstances or status, nor does it address tax considerations applicable to an investor that may be subject to special tax rules, like a financial institution, tax-exempt organization, S corporation, partnership or other pass-through entity or investors in those entities, regulated investment company, real estate investment trust, insurance company, broker, dealer or trader in securities or currencies, a person who holds a note as part of a hedge, straddle, synthetic security, conversion transaction or other risk reduction transaction, a person whose “functional currency” is not the U.S. dollar, a controlled foreign corporation, a passive foreign investment company, certain former citizens or residents of the United States, or a taxpayer subject to the alternative minimum tax. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed.

The exchange of an Original Note for a New Note pursuant to the exchange offer will not constitute a taxable event for U.S. federal income tax purposes. Consequently, you will not recognize gain or loss on receipt of a New Note, your tax basis in the New Note will be the same as your tax basis in the Original Note immediately before the exchange and your holding period for the New Note will include your holding period for the Original Note exchanged therefor.

PLAN OF DISTRIBUTION

The staff of the SEC has taken the position that any broker-dealer that receives New Notes for its own account in the exchange offer in exchange for Original Notes that were acquired by such broker-dealer as a result of market-making or other trading activities, may be deemed to be an “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. Any broker-dealer that holds Original Notes that were acquired for the account of such broker-dealer as a result of market-making activities or other trading activities (other than Original Notes acquired directly from Gentiva or any affiliate of Gentiva) may exchange such Original Notes pursuant to the exchange offer.

Each broker-dealer that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. For a period of 180 days after the expiration date of this exchange offer, we will make this prospectus, as amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. In addition, until 180 days from the date of this prospectus, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by any holder. New Notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the New Notes and the guarantees offered hereby will be passed upon for us by Greenberg Traurig, LLP, Miami, Florida.

EXPERTS

The financial statements and financial statement schedule of Gentiva Health Services, Inc. incorporated in this prospectus by reference to Gentiva Health Services, Inc.’s Current Report on Form 8-K/A (Amendment No. 1) dated October 20, 2010 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Gentiva Health Services, Inc. for the year ended January 3, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Odyssey HealthCare, Inc. appearing in Gentiva Health Services Inc.’s Current Report on Form 8-K/A (Amendment No. 1) dated October 20, 2010 for the year ended December 31, 2009 (except for Note 22, as to which the date is October 19, 2010), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Until 180 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.